Exhibit 10.4

STOCK PURCHASE AGREEMENT

dated August 16, 2018

by and among

STORCENTRIC, INC., as Buyer;

NXSN ACQUISITION CORP., as Seller;

and

GLASSBRIDGE ENTERPRISES, INC., as Parent

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TABLE OF CONTENTS

(continued)

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TABLE OF CONTENTS

(continued)

EXHIBITS

Exhibit A         Closing Deliveries

SCHEDULES

Schedule 1.4(b) GlassBridge/Imation Liens to be Released

Schedule 1.5(a) –Working Capital as of June 30, 2018

Disclosure Schedule

Schedule 6.3(f)(1) – Retention of Employees

Schedule 8.10 Allocation of Liabilities

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STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT, dated August 16, 2018 (this “Agreement”), is by and among StorCentric, Inc., a Delaware corporation (“Buyer”); NXSN Acquisition Corporation, a Delaware corporation (“Seller”); and GlassBridge Enterprises, Inc., a Delaware corporation (f/k/a Imation Corp.) (“Parent”). Buyer, Seller and Parent may be individually referred to herein as a “Party” and collectively as the “Parties.” Certain capitalized terms used herein have the meanings assigned to them in Section 9.1.

BACKGROUND

Seller owns all issued and outstanding shares of capital stock (the “Shares”) of Nexsan Corporation, a Delaware corporation (“Company,”).

The Company owns all the outstanding capital stock of the following companies: Nexsan Technologies Limited, an England and Wales entity (“Nexsan UK”), Nexsan Technologies Incorporated, a Delaware corporation (“Nexsan US”), Connected Data, Inc., a California corporation (“Connected Data”) and 6360246 Canada Inc, a Canadian corporation (“First Canadian Entity” and collectively with Nexsan UK, Nexsan US, Connected Data and, the “Direct Subsidiaries”).

First Canadian Entity owns all the outstanding capital stock of 6360319 Canada Inc., a Canadian corporation (“Second Canadian Entity”) and the Second Canadian Entity owns all the outstanding capital stock of Nexsan Technologies Canada Inc., a Canadian corporation (“Nexsan Canada” and collectively with the Second Canadian Entity, the “Indirect Subsidiaries” and the Indirect Subsidiaries collectively with the Direct Subsidiaries, the “Company Subsidiaries”).

Parent owns fifty percent of the common stock of the Seller and owns a Senior Secured Convertible Note of the Seller dated January 23, 2017 (the “Seller Note”) in the original principal amount of $25,000,000 which was declared in default on November 14, 2017.

The Seller Note is secured in favor of Parent by that certain Guaranty and Security Agreement dated as of January 23, 2017 by and among Seller, the Company, Parent and the other parties thereto (the “Seller Security Agreement”) pursuant to which inter alia the Company, Connected Data and Nexsan US, collectively, have guaranteed the obligations of the Seller under the Seller Note (collectively, the “Company Guaranty”).

Parent has pledged the Seller Note as security for that certain GlassBridge Enterprises, Inc. Secured Promissory Note dated September 28, 2017 (the “GlassBridge Note”) issued in favor of IOENGINE, LLC, a Delaware limited liability company (“IOENGINE”) in the original principal amount of $4,000,000 pursuant to that certain Pledge Agreement dated September 28, 2017 by and between Parent and IOENGINE (the “GlassBridge Pledge Agreement”).

Parent had acquired from Connected Data a Promissory Note dated May 15, 2015 of Drobo, Inc. initially in favor of Connected Data (including the related allonge, the” Drobo Note”) and as partial consideration for the Transactions contemplated hereby, Parent intends to cancel the Drobo Note.

Seller had previously entered into an Exchange Agreement (the “Seller-Humilis Agreement”) with Humilis Holdings Private Equity LP (“Humilis”) pursuant to which Seller agreed to grant Humilis an option to purchase the Shares (the “Share Option”) as set forth in an assignable Option Agreement of an even date with the Seller-Humilis Agreement (the “Option Agreement”) in exchange, inter alia, for the transfer to Parent of all of Humilis’ equity interests in Seller. Such Option Agreement was assigned to Humilis Holdings LLC, an affiliate of Humilis, which, in turn, assigned the Option Agreement to Buyer pursuant to an Assignment of Contract by and between Humilis Holdings LLC and Buyer. (the “Buyer-Humilis Assignment”). By entering into this Agreement, Buyer is hereby exercising the Share Option in accordance with the terms of the Option Agreement.

Subject to the terms and conditions of this Agreement and the Related Agreements (i) Parent and Seller shall cause the Company Guaranty and all Encumbrances on the Shares and the assets and business of the Company and the Company Subsidiaries, including under the Seller Security Agreement to be released, (ii) Seller shall transfer all right, title and interest in and to the Shares to Buyer free and clear of all Encumbrances, (iii) Buyer shall pay off any and all amounts due and owing under the GlassBridge Note out of the Gross Proceeds otherwise payable to Seller in accordance with that certain Pre-Pay Agreement dated as of August 13, 2018 by and among IOENGINE, Parent and Scott McNulty (the “IOENGINE Pre-Payment Agreement”); (iv) in accordance with that certain Settlement Agreement and Mutual Release dated August 10, 2018 entered into inter alia, by Seller, Nexsan US and Humilis (the “NTI A/R Settlement Agreement”) regarding the Receivables Litigation, Nexsan US shall pay the Payment (as defined therein); (v) Buyer shall pay the Escrow Agent the Escrow Amount, (vi) Buyer shall pay Seller, the Consideration described herein to Seller as payment in full for the purchase of the Shares, (vii) Parent shall deliver the original signed Drobo Note (or a certification that the original signed Drobo Note cannot be located with appropriate indemnities) to Buyer and the Drobo Note shall be, or deemed to be, cancelled and (viii) all obligations of the Company and the Company Subsidiaries toward Parent or Seller (other than the obligations under this Agreement) shall be extinguished.

The right of Seller to receive portions of Consideration hereunder shall be subject to the indemnification obligations of the Seller and Parent set forth herein.

In consideration of the foregoing premises and the respective representations, warranties, covenants and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

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ARTICLE 1

SHARE PURCHASE

Section 1.1           Purchase and Sale of the Shares. Subject to the terms of this Agreement, at the Closing, Seller hereby sells, conveys, assigns, transfers, and delivers to Buyer, free and clear of all Encumbrances, and Buyer shall purchase, acquire, and accept from Seller, all of the Shares by delivery of the Shares endorsed in blank or accompanied by an executed assignment separate from the certificate in the form and substance acceptable to Buyer and other executed transfers documents requested by Buyer in form and substance acceptable to Buyer. Promptly after the Effective Time, Seller shall have taken appropriate steps to cause each then outstanding option to purchase shares of Seller owned by any Worker shall have been canceled for no consideration. Also at the Closing, Seller, Parent on behalf of themselves and their Affiliates, hereby convey, assign and transfer to Buyer all rights, title and interests any of the foregoing may have in the EMC Action (including any rights to receive damages from EMC Corporation) and any right to control or participate with respect to the EMC Action including without limitation any rights that either Parent or Seller may have pursuant to Section 2(b) of the Settlement and Release Agreement dated May 1, 2017 by and among Seller, Spear Point Private Equity LP and Parent (the “Sharing Agreement”).

Section 1.2          Closing. Subject to Article 7 and the satisfaction or written waiver of the conditions in accordance with Article 6, the sale and purchase of the Shares shall take place at a closing (the “Closing”) at the offices of M&H, Inc. 525 Middlefield Road Suite 250 Menlo Park, California, at 9:00 a.m., Pacific time, on August , 2018 or such other date and time as shall be specified in writing by the Parties. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.” For all purposes under this Agreement and each other Related Agreement, (a) unless otherwise specified, all matters at the Closing will be considered to take place simultaneously and (b) the Closing shall be deemed effective as of the Effective Time.

Section 1.3          Payments at Closing. At the Closing, in exchange for the Shares and subject to the terms of this Agreement and the Related Agreements, Buyer shall make the following payments by wire transfer in immediately available funds:

(a)          cause a portion of the Consideration equal to $650,000 (the “Escrow Amount,” and as it may be increased or decreased from time to time under the Escrow Agreement, the “Escrow Fund”) to be deposited with PNC Bank, National Association, as escrow agent (the “Escrow Agent”), in accordance with an Escrow Agreement, dated as of the Closing Date, substantially in the form of Exhibit C (the “Escrow Agreement”), by and among Buyer, the Escrow Agent and the Seller. The Escrow Fund will be held and distributed in accordance with the terms of the Escrow Agreement and Article 8;

(b)         Subject to Section 1.4, prepay the GlassBridge Note in accordance with IOENGINE Pre-Pay Agreement;

(c)          Pay Seller the Consideration; and

(d)         Nexsan US shall make the payments required by the NTI A/R Settlement Agreement.

Section 1.4           Drobo Note and other Indebtedness

(a)         Drobo Note. Parent shall deliver the Drobo Note to Buyer as part of the Closing; and as of the Effective Time, the Parties agree that the Drobo Note will be deemed paid in full and no further amounts shall be due or owing under the Drobo Note. It is acknowledged and agreed that at some point in its delivery and transfers and assignments, the original signed Drobo Note may have been misplaced. In that case, the Parties agree that in lieu of delivering the original Drobo Note, Parent may deliver to Buyer a certification of its inability to locate same, which certificate shall include customary indemnities of Buyer by Parent in the event that any third party thereafter claims any rights or payments under the Drobo Note.

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(b)          Other Indebtedness. Parent shall deliver to Buyer at the Effective Time, any other bond, note, indenture or similar instrument relating to Company Indebtedness owed to Parent, Seller or any of their Related Parties other than the Drobo Note. At the Effective Time, Parent and Seller, on behalf of themselves and all their Related Parties hereby acknowledge and agree that as a result of the payments made pursuant to Section 1.3(b) and 1.3(c), all Company Indebtedness owed to Parent, Seller or any of their Related Parties including without limitation the Drobo Note, and any and all other amounts (including intercompany indebtedness) owed by the Company, any Company Subsidiary or any of their Related Parties to Seller, Parent or any of their Related Parties (collectively, “Related Party Indebtedness”) will be paid in full and forever discharged with no further amounts due or owing thereunder. Seller and Parent, on behalf of themselves and all their Related Parties effective as of Closing hereby (i) release, acquit and forever discharge the Company, Company Subsidiaries, Buyer or any of their Related Parties for any and all obligations arising under or relating to Seller Security Agreement, the Company Guaranty, Seller Note, the Sharing Agreement, Drobo Note, Option Agreement, Related Party Indebtedness, the Buyer-Humilis Assignment and the Seller-Humilis Agreement and (ii) authorize Buyer or any of their Related Parties to file the terminations and lien releases set forth on Schedule 1.4(b).

Section 1.5           Working Capital Adjustment

(a)         Seller and Parent represent and warrant that Schedule 1.5(a) sets forth the calculation of Working Capital as of June 30, 2018, including the components thereof (the “June 30, 2018 Balance Sheet”) , which have been prepared in accordance with GAAP and are accurate in all respects.

(b)         Within 90 calendar days after the Closing Date, Buyer shall prepare and deliver to Parent (1) an unaudited balance sheet of Company as of the close of business on July 31, 2018 (the “Closing Balance Sheet”) and (2) a statement setting forth the calculation of the Working Capital as of immediately before the Closing, including the components thereof, as calculated from the Closing Balance Sheet (the “Closing Date Working Capital”). The Closing Balance Sheet will be prepared in accordance with GAAP using the same method and methodologies that were used in the preparation of Company’s audited financial statements as of and for the year ended December 31, 2017 and Schedule 1.5(a) and will fairly present the financial position of Company as of the Closing Date at July 31, 2018. Following the delivery of the Closing Balance Sheet and the statement of the Closing Date Working Capital, if any, Buyer will provide Parent and the Parent’s representatives reasonable access to the books and records and employees of Company to the extent necessary to determine the accuracy of the Closing Balance Sheet and the statement of Closing Date Working Capital and will cause the employees of Company and Buyer to reasonably cooperate with the Parent and the Parent’s representatives in connection with their determination of the accuracy of the Closing Balance Sheet and the statement of Closing Date Working Capital.

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(c)         Parent may object to the Closing Date Working Capital or Closing Balance Sheet by written notice to Buyer within 45 calendar days after Parent receives the Closing Date Working Capital and the Closing Balance Sheet. If Parent does not so object, then the Closing Date Working Capital and the Closing Balance Sheet will each be considered final at the end of the last day of that 45-day period. If Parent does so object during such period and Parent and Buyer are unable to resolve their differences within 30 calendar days after Parent so objected, then Parent and Buyer will instruct their respective accountants to use commercially reasonable efforts to resolve such disputed items to their mutual satisfaction and to deliver a final Closing Date Working Capital and Closing Balance Sheet to Parent and Buyer as soon as possible. If Parent’s accountants and Buyer’s accountants are unable to resolve any such disputed items within 30 calendar days after receiving such instructions, then Parent and Buyer will submit a list of the remaining disputed items and the respective values attributable thereto to Frank, Rimerman+ Co. LLP or another a nationally recognized accounting firm mutually agreed by Buyer and Parent (the “Working Capital Arbiter”) for resolution, and the Working Capital Arbiter will be instructed to determine the final Closing Date Working Capital and Closing Balance Sheet and to deliver its determination to Parent and Buyer as soon as possible. The Working Capital Arbiter will consider only those items and amounts in Parent’s and Buyer’s respective calculations of the Closing Date Working Capital that are identified as being items and amounts to which Parent and Buyer have been unable to agree. In resolving any disputed item, the Working Capital Arbiter must assign the item a value between the values claimed respectively by Parent and Buyer. The Working Capital Arbiter will determine the Closing Date Working Capital based solely on the written materials submitted by Parent and Buyer and on the definition of Working Capital included herein. The determination of the Working Capital Arbiter will be binding upon the Parties for all purposes, and Buyer, Parent and the Seller each will not have any right to, and will not, institute any Action challenging such determination or with respect to the matters that are the subject of this Section 1.5, except that the foregoing will not preclude an Action to enforce such determination. If the Working Capital Arbiter’s determination of Closing Date Working Capital is closer to the value initially asserted by Buyer to the Working Capital Arbiter, then the Seller will pay the costs of the Working Capital Arbiter. If the Working Capital Arbiter’s determination of Closing Date Working Capital is closer to the value initially asserted by Parent to the Working Capital Arbiter, then Buyer will pay the costs of the Working Capital Arbiter. Each of Buyer and Parent will cooperate with and assist the Working Capital Arbiter to determine the final Closing Date Working Capital and Closing Balance Sheet, including by making available and granting access to records and employees.

(d)         Within five Business Days of the final determination of the Closing Date Working Capital in accordance with Section 1.5, (i) if the Working Capital Target is less that the Closing Date Working Capital, then Buyer shall pay the Seller the amount of such deficiency and (ii) if the Working Capital Target is greater than the Closing Date Working Capital, then Parent shall cause the Escrow Agent to deliver to Buyer from the Escrow Fund by wire transfer of immediately available funds the amount of such excess.

Section 1.6          Tax Withholding; Transfer Taxes.

(a)         Notwithstanding any other provision of this Agreement, each of Buyer or Company shall be entitled to deduct and withhold from any amounts otherwise payable in accordance with this Agreement to any Person, such amounts as Buyer, Company or the Escrow Agent believes is required to be deducted and withheld under the Code or any other Tax Law with respect to the making of such payment; provided, however, that unless Buyer or Company, as the case may be, receives advice from competent counsel that withholding must be made, prior to making any such payment Buyer or Company, as the case may be, shall give Parent, in reasonable detail, ten (10) days’ notice of its intent to make such payment and shall not make such payment unless agreed to by Parent. To the extent that amounts are so withheld and paid over to the appropriate Tax Authority by Buyer, Company or the Escrow Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person, in respect of which such deduction and withholding was made by Buyer, Company or the Escrow Agent.

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(b)          None of Buyer, Escrow Agent, Company or any Company Subsidiary shall bear any Tax or other fee, including any transfer, documentary, sales, use, stamp, registration and similar Taxes or fees,(“ Transfer Taxes”) imposed by or payable in connection with the receipt of any portion of the Gross Proceeds or other amount otherwise payable under this Agreement or the Escrow Agreement to which such Person is entitled. Seller shall bear and timely pay all Transfer Taxes attributable to the sale of the Shares contemplated by this Agreement. Parent Seller shall cooperate with Buyer and Company in the preparation and filing of all necessary Tax Returns and other documentation with respect to all such Taxes and fees.

Section 1.7           Taking of Necessary Further Actions. Buyer, Seller and Parent will take all such lawful action as may be necessary or appropriate in order to effectuate the Transactions in accordance with this Agreement as promptly as possible. Without limiting the foregoing, Parent and Seller shall, and shall cause their Related Parties to, take all such actions as may be requested by Buyer to evidence the termination and release of all Encumbrances of Seller, Parent or any of their Affiliates on the assets of the Company or any Company Subsidiary relating to the Shares, capital stock of any Company Subsidiary or Company Indebtedness, including without limitation any granted in or in connection with the GlassBridge Pledge Agreement, Seller Security Agreement, GlassBridge Note, Seller Note, Drobo Note and any other Company Indebtedness. Each of Parent and Seller, on behalf of themselves and their Related Parties (each a “Grantor” and collectively, the “Grantors”), hereby irrevocably constitutes and appoints Buyer and any Related Parties of Buyer, with full power of substitution, as its true and lawful attorney- in-fact with full irrevocable power and authority in the place and stead of such entity and in the name of such entity or in its own name, for the purpose of removing and releasing all Encumbrances and all references to any Encumbrances in any public filings, to take any appropriate action and to execute any document or instrument that may be necessary or desirable to remove all Encumbrances and all references to any Encumbrances in any public filings.

Section 1.8           Corporate Records Power of Attorney. The Grantors shall take all such lawful actions to require all prior law firms that they have engaged at any time prior to the Effective Time to forward to Buyer all corporate records relating solely to the Company and the Company Subsidiaries. Each Grantor, hereby irrevocably constitutes and appoints Buyer and any Related Parties of Buyer, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of such entity and in the name of such entity or in its own name, to require all prior law firms that they have engaged at any time prior to the Effective Time to forward to Buyer all corporate records relating to the Company and the Company Subsidiaries.

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ARTICLE 2

REPRESENTATIONS AND WARRANTIES RELATED TO THE COMPANY

Seller and Parent, jointly and severally, represent and warrant to the Buyer that, except as set forth in the Disclosure Schedule, the statements contained in this Article 2 are true and correct as of the date of this Agreement and will be true and correct as of the Closing as though made as of the Closing, except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties will be true and correct as of such date). The Disclosure Schedule shall be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in this Article 2. The disclosures in any section or subsection of the Disclosure Schedule shall qualify such other sections and subsections in this Article II to which such disclosure reasonably relates based upon a plain reading of the face of such disclosures.

Section 2.1           Organization and Power. Company and each of the Company Subsidiaries (a) is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization, (b) has all requisite power and authority to own its assets and to carry on its business as now conducted and as proposed to be conducted and (c) is qualified to do business and in good standing in every jurisdiction where such qualification is required. Neither the Company nor any of the Company Subsidiaries is in violation of any of the provisions of its Charter Documents (defined below), and no changes thereto are pending. Section 2.1 of the Disclosure Schedule lists (w) the officers and directors of Company and each Company Subsidiary, (x) the jurisdictions in which Company and each Company Subsidiary is qualified to do business, (y) the jurisdictions in which Company and each Company Subsidiary has or has had an office or facility, employed or engaged a Worker or conducted business. Company and each of the Company Subsidiaries have Made Available to Buyer, a true and correct copy of their certificate of incorporation, as amended to date, bylaws, as amended to date, or equivalent organizational documents, as amended to date, each as in full force and effect on the date of this Agreement (collectively, the “Charter Documents”). No amendments to the Charter Documents has been approved by the boards of directors (or similar governing body) of Company or any of the Company Subsidiaries.

Section 2.2           Capitalization.

(a)          The authorized capital stock of Company consists of 1,000 shares of Company Common Stock, par value $0.01 per share, of which 1,000 shares are issued and outstanding. There are no declared or accrued but unpaid dividends with respect to any shares of Company Common Stock or any other capital stock of any Company Subsidiary. All issued and outstanding shares of Company Common Stock are duly authorized, validly issued, fully paid and non-assessable and are free of any Encumbrance except as created under the Seller Security Agreement.

(b)          Seller owns all rights, title and interests in and to the Shares free and clear of all Encumbrances other than Encumbrances under the Seller Security Agreement. There are no outstanding, promised or authorized stock option, stock appreciation, restricted share, stock unit, phantom stock, profit participation or other similar equity-based rights with respect to Company or any of the Company Subsidiaries. No employees or Workers of the Company or any of the Company Subsidiaries has any outstanding, promised or authorized stock option, stock appreciation, restricted share, stock unit, phantom stock, profit participation or other similar equity-based rights with respect to Parent or any of its Affiliates except as set forth in Section 2.2(b) of the Disclosure Schedule.

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(c)          There are no shares of Company Common Stock or capital stock of any Company Subsidiary issued and outstanding immediately prior to the Effective Time that are not vested, and none are subject to a repurchase right, risk of forfeiture or other condition under any applicable stock restriction agreement or other agreement.

(d)          Except as set forth in Section 2.2(d) of the Disclosure Schedule, there are no Contracts to which Company or any Company Subsidiary is a party, or by which it is bound, obligating Company or any Company Subsidiary to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of any Company Common Stock, capital stock or options of the Company or any Company Subsidiary or obligating Company or any Company Subsidiary to grant, extend, accelerate the vesting and/or waive any repurchase rights of, change the price of or otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. There are no Contracts relating to the future purchase or sale of any capital stock of the Company or any Company Subsidiary (1) between or among Company, the Company Subsidiaries or any of their stockholders. All Shares and the capital stock of each Company Subsidiary were issued in compliance with all applicable federal and state securities Laws, and all shares of capital stock repurchased by Company or any of the Company Subsidiaries were repurchased in compliance with all applicable federal and state securities Laws and all applicable rights of first refusal and other similar rights and limitations that were not waived.

(e)          Other than the Seller Security Agreement, there are no stockholder agreements, voting trusts or other agreements or understandings relating to the voting of any shares of Company Common Stock, and there are no agreements between Company and any security holder or others, or among any holders of Company Common Stock, relating to the registration, sale or transfer (including agreements relating to rights of first refusal, co-sale rights or “drag- along” rights) of any Company Common Stock or any capital stock of any Company Subsidiary.

(f)          There is no equity-based plan or program providing for equity compensation of any Person in respect of the Company Common Stock or capital stock of any Company Subsidiary, whether or not such shares of Company Common Stock or capital stock are outstanding.

(g)          There are no outstanding or authorized, stock appreciation, stock unit, restricted stock, phantom stock, profit participation or other similar rights with respect to Company or any Company Subsidiary (“Company Stock Plan”).

(h)          Other than the Seller Security Agreement, no bonds, debentures, notes or other Company Indebtedness (1) having the right to vote on any matters on which stockholders may vote (or which is convertible into, or exchangeable for, securities having such right) or (2) the value of which is in any way based upon or derived from capital or voting stock of Company or any of the Company Subsidiaries, are issued or outstanding as of the date of this Agreement.

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(i)           Neither the Company nor any Company Subsidiary owns or controls any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any equity or similar interest in, any Person (other than one or more Company Subsidiaries), or has any commitment or obligation to invest in, purchase any equity, securities or obligations of, fund, guarantee, contribute or maintain the capital of or otherwise financially support any Person.

(j)            Neither the Company nor any of the Company Subsidiaries is subject to or threatened to be subject to any insolvency proceedings. A list of the names of the Company Subsidiaries, including their jurisdiction of organization, the authorized and outstanding capital stock and the names of all equityholders is set forth on Section 2.2(l) of the Company Disclosure Schedule. Each outstanding share of capital stock of each Company Subsidiary is duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights and is held, directly by the Company or directly by another Company Subsidiary free and clear of all Encumbrances. There are no subscriptions, options, warrants, rights, calls, Contracts or other commitments, understandings, restrictions or arrangements relating to the issuance, acquisition, redemption, repurchase or sale of any shares of capital stock or other ownership interests of any Company Subsidiary, including any right of conversion or exchange under any outstanding security, instrument or agreement.As of the date hereof, there are no obligations of any Company Subsidiary to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock of, or other equity or voting interest (including any voting debt) in, any Company Subsidiary. There are no outstanding agreements of any kind which obligate any Company Subsidiary to repurchase, redeem or otherwise acquire any securities.

Section 2.3           Authorization; Enforceability.

(a)          Company has all requisite power and authority to execute, deliver and perform its obligations under this Agreement and the Related Agreements to which Company is a party and to consummate the Transactions contemplated hereunder and thereunder. Each Company Subsidiary has all requisite power and authority to execute, deliver and perform its obligations under the Related Agreements to which such Company Subsidiary is a party and to consummate the Transactions contemplated thereunder. The execution, delivery and performance of this Agreement by the Company and the Related Agreements to which Company is a party and the consummation of the Transactions by Company have been duly authorized by all requisite action on the part of Company and no further action is required on the part of Company to authorize the Related Agreements to which it is a party. The execution, delivery and performance of this Agreement by the Related Agreements to which any Company Subsidiary is a party and the consummation of the Transactions by such Company Subsidiary have been duly authorized by all requisite action on the part of such Company Subsidiary and no further action is required on the part of such Company Subsidiary to authorize the Related Agreements to which it is a party. The board of directors (or equivalent governing body) of the Company or any of its Company Subsidiaries, by resolutions duly adopted (and not thereafter modified or rescinded) by unanimous vote (with no abstentions) at a meeting duly called and held or by unanimous written consent, has approved this Agreement and the Transactions (to the extent applicable to such entity) and determined that this Agreement and the terms and conditions of the Transactions are advisable and in the best interests of Company, the Company Subsidiaries and their stockholders, as the case may be.

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(b)          This Agreement has been duly executed and delivered by Company and, assuming due authorization, execution and delivery by the other parties hereto and thereto, is legal, valid and binding obligations of Company enforceable against Company in accordance with their terms, subject to the effect of (1) applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws now and hereunder in effect relating to the rights of creditors generally and (2) rules of law and equity governing specific performance, injunctive relief and other equitable remedies. The Related Agreements to which Company or any Company Subsidiary is a party have been duly executed and delivered by Company and the applicable Company Subsidiary and, assuming due authorization, execution and delivery by the other parties hereto and thereto, are legal, valid and binding obligations of Company or such Company Subsidiary, as applicable, enforceable against Company or such Company Subsidiary, as applicable, in accordance with their terms, subject to the effect of (1) applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws now and hereunder in effect relating to the rights of creditors generally and (2) rules of law and equity governing specific performance, injunctive relief and other equitable remedies.

Section 2.4           Noncontravention.

(a)          The execution, delivery, and performance of the Related Agreements to which Company or any Company Subsidiary is a party and this Agreement and the consummation of the transactions thereunder by Company or such Company Subsidiary and the Transactions do not and will not (1) conflict with, result in or constitute any violation of or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation, renegotiation, modification or acceleration of any obligation or loss of any benefit under, or require any consent, approval or waiver from any Person in each case in accordance with, any provision of the organizational documents of Company or such Company Subsidiary, as applicable, (2) result in the creation of an Encumbrance on any properties or assets of Company or any Company Subsidiary, (3) except as set forth in Section 2.4(a) of the Disclosure Schedule, conflict with, result in or constitute a material violation of or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation, renegotiation, modification or acceleration of any obligation or loss or modification of any benefit under, or require consent, approval or waiver from any Person in accordance with any Contract, Permit or Law applicable to Company, any Company Subsidiaries or any of their respective properties or assets, (4) except as set forth in Section 2.4(a) of the Disclosure Schedule, require the giving of notice to any Person in accordance with any Contract, Permit, or Law applicable to Company or any of its respective properties or assets, (5) cause Company, any Company Subsidiary or Buyer to become subject to, or become liable for the payment of, Tax or (6) otherwise have an adverse effect upon the ability of Company or any Company Subsidiary to consummate the transactions contemplated under the Related Agreements to which Company or such Company Subsidiary is a party or upon the ability of the Seller, Company or Parent to consummate the Transactions.

(b)          No Permit or Order of, or registration or filing with or declaration or notification to, any Government Authority is required by or with respect to Company or any Company Subsidiary in connection with the execution, delivery and performance of this Agreement, the Related Agreements to which Company or any Company Subsidiary is a party or the consummation of the Transactions or the transactions contemplated under the Related Agreements to which Company or any Company Subsidiary is a party other than pursuant to the Securities Exchange Act of 1934 and the rules promulgated thereunder.

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Section 2.5            Financial Statements.

(a)           Section 2.5(a) of the Disclosure Schedule sets forth Company’s consolidated unaudited balance sheets as of and statements of operations, statements of equity and statements of cash flows for the years ended December 31, 2016 and 2017 and its unaudited balance sheet as of and statements of operations and statements of cash flow (collectively, the “Financial Statements”) as of and for the six-month period ended June 30, 2018 (the “Interim Balance Sheet Date”). The Financial Statements (1) have been prepared in accordance with accounting practice generally accepted in the United States of America (“GAAP”) (except that the interim period financial statements do not have notes thereto) applied on a consistent bas is throughout and between the periods indicated, and (2) present fairly in all material respects the financial condition and results of operations and cash flows of Company and its Company Subsidiaries on a consolidated basis as of the dates and for the periods indicated therein (subject, in the case of interim period financial statements, to normally recurring year-end adjustments, none of which individually or in the aggregate are material). There has been no change in Company’s accounting policies since the Interim Balance Sheet Date, except as described in the Financial Statements.

(b)          The aggregate amount of Company Indebtedness and the holders of such Company Indebtedness on the date of this Agreement are set forth in Section 2.5(a) of the Disclosure Schedule.

(c)          Neither Company nor any Company Subsidiary is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract relating to any transaction or relationship between or among Company or any Company Subsidiary, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose Person on the other hand, or any “off-balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K).

(d)          Company has in place systems and processes (including the maintenance of proper books and records) designed to (1) provide reasonable assurances regarding the reliability of the Financial Statements and (2) in a timely manner accumulate and communicate to Company’s principal executive officer and principal financial officer the type of information that would be required to be disclosed in the Financial Statements (such systems and processes being herein referred to as the “Financial Controls”). Company has in place a revenue recognition policy consistent with GAAP. The Company’s respective officers and independent auditors have not identified or been made aware of any complaint, allegation, deficiency, assertion or claim, whether written or oral, regarding the Financial Controls or the Financial Statements that has not been resolved. To the knowledge of Seller, there have been no instances of fraud or intentional misrepresentation by any Worker, whether or not material, that occurred during any period covered by the Financial Statements.

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Section 2.6            Absence of Certain Changes; Undisclosed Liabilities.

(a)           Since January 1, 2018, (1) Company and its Company Subsidiaries have conducted their business only in the ordinary course of business, (2) there has not occurred any change, event or condition (whether or not covered by insurance) that, individually or in the aggregate with any other changes, events or conditions, has resulted in, or could reasonably be expected to result in, a Material Adverse Effect on Company or any Company Subsidiary and (3) Neither Company nor any Company Subsidiary has experienced any material damage, destruction or loss (whether or not covered by insurance).

(b)          Neither the Company nor any Company Subsidiary has any Liabilities (whether or not required to be reflected in the Financial Statements in accordance with GAAP), except for Liabilities that (1) are reflected in, reserved against or shown on the balance sheet included in the Financial Statements as of the Interim Balance Sheet Date (the “Interim Balance Sheet”), (2) have arisen or were incurred after the Interim Balance Sheet Date in the ordinary course of business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of Contract, breach of warranty, tort, infringement, or violation of Law) or

(3)         are included in Repaid Debt.

Section 2.7           Absence of Litigation. Except as set forth in Section 2.7 of the Disclosure Schedule, no Action has been or is pending or, to the knowledge of Seller, threatened against Company or any Company Subsidiary or any of their respective assets or properties, including any Company Intellectual Property, or any of their respective officers or directors in their capacities as such. No Order has been or is outstanding against Company or any Company Subsidiary or any of their respective assets or properties, or any of their directors or officers in their respective capacities as such. None of Parent, Company, any Company Subsidiary nor any of their Affiliates or Related Parties has transferred, assigned, or conveyed any rights in and/or to the EMC Action other than pursuant to Section 2(b) of the Sharing Agreement.

Section 2.8           Restrictions on Business Activities. There is no Contract (including covenants not to compete) or Order binding upon Company or any of its Company Subsidiaries that has or could reasonably be expected to have, whether before or after consummation of the Transactions, the effect of prohibiting or impairing any current or future business practice of Company or any of the Company Subsidiaries, any acquisition of property (tangible or intangible) by Company or any of the Company Subsidiaries or the conduct of business by Company or any of the Company Subsidiaries as currently conducted or as proposed to be conducted. Without limiting the generality of the foregoing, neither the Company nor any Company Subsidiary has entered into any Contract with any Person (a) that limits the freedom of Company, any Company Subsidiary or their Affiliates to (1) engage or participate, or compete with any other Person, in any line of business, market or geographic area, or (2) make use of any Company Intellectual Property, or (b) under which Company, any Company Subsidiary or their Affiliates grants most favored nation pricing, exclusive sales, distribution, marketing or other exclusive rights, rights of refusal, rights of first negotiation or similar rights or terms to any Person, or (c) otherwise limiting the right of Company, any Company Subsidiary or their Affiliates to offer, advertise, promote, sell, distribute or manufacture any data, products or services, or (d) limiting the right of Company, any Company Subsidiary or their Affiliates to purchase or otherwise obtain any software, products or services. or (e) limiting the right of Company, any Company Subsidiary or their Affiliates to hire or solicit potential Workers.

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Section 2.9            Products.

(a)           (a)Section 2.9(a) of the Disclosure Schedule (1) contains a complete and accurate list (by name and version number) of all products and service offerings of all Operating Entities that have been sold, licensed, distributed or otherwise disposed of, or used in connection with service offerings, as applicable (collectively, the “Company Products”), or that any Operating Entity intends to sell, license, distribute or otherwise dispose of, or use in connection with service offerings, in the future, including any products or services offerings under development (collectively, the “Developing Products”), and (2) identifies, for each Company Product, whether any Operating Entity provides support or maintenance for the Company Product and, for each Developing Product, whether any Operating Entity intends to provide support or maintenance for the Developing Product.

(b)          To the Seller’s knowledge, there are no material defects in any Company Product and there are no material errors in any published technical documentation, specifications, manuals, user guides, promotional material, benchmark test results, and other written materials related to, associated with or used or produced in the development of any Company Product. Parent, Seller and each Operating Entity has disclosed to Buyer all information known to Parent, Seller and such Operating Entity relating to any performance or functionality problem or issue with respect to any Company Product which adversely affects, or may reasonably be expected to adversely affect, the value, functionality or fitness for the intended purposes of the Company Product. Parent, Seller and each Operating Entity has disclosed to Buyer all information known to Parent, Seller and each Operating Entity relating to any performance or functionality problem or issue with respect to any Developing Product which may reasonably be expected to materially and adversely affect the value or functionality of the Developing Product. Section 2.9(b) of the Disclosure Schedule lists all operating systems that Company, and the Company Subsidiaries have publicly stated that the Company Products are currently supported on (the “Compatible Platforms”). All Operating Entities have ensured that all Company Products are operable on the applicable Compatible Platform(s). The Software included in Company Products and Company- Owned Intellectual Property is free of any material defects, bugs and errors in accordance with generally accepted industry standards and does not contain or make available any disabling codes or instructions, spyware, Trojan horses, worms, trap doors, backdoors, Easter eggs, logic bombs, keylogger software, time bombs, cancelbots, viruses and other software or programming routines that permit or cause (or are suspected or known to permit or cause) unauthorized access to, or disruption, modification, recordation, misuse, transmission, impairment, disablement, or destruction of, Software, data, systems or other materials.

(c)          Except as set forth in Section 2.9(c) of the Disclosure Schedule, Company and the Company Subsidiaries solely and exclusively owns all right, title and interest in and to the Company Products, the Developing Products and the Company Source Code, including all Intellectual Property and Trade Secrets embodied by or used to manufacture, modify or service the Company Product or Developing Product, as applicable, free and clear of all options, rights, licenses, restrictions or Encumbrances (other than Customer License Agreements), and no Operating Entity has sold, transferred, assigned, promised or otherwise disposed of any rights or interests therein or thereto (other than Customer License Agreements).

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(d)         Except for the warranties and indemnities contained in those Contracts set forth in Section 2.20(f) of the Disclosure Schedule, no Operating Entity has given any warranties or indemnities relating to products or technology sold or services rendered by any Operating Entity.

(e)          Except as set forth in Section 2.7 of the Disclosure Schedule, there are no pending or, to the knowledge of Seller or any Operating Entity, threatened claims for any product liability, backcharge, additional work, field repair or other claims by any third party (whether based on Contract or tort and whether relating to personal injury, including death, property damage or economic loss) arising from (1) services rendered or deliverables issued by or on behalf of any Operating Entity, (2) the sale, licensing, use, distribution, or installation of any Company Products, or (3) the operation of the business of any Operating Entity during the period through and including the Closing Date.

(f)          There has been no pending, or, to Seller’s knowledge or the knowledge of any Operating Entity, any threatened recall or investigation of any Company Product and to Seller’s knowledge, or the knowledge of any Operating Entity, no condition or circumstance exists, that (with or without notice or lapse of time) would directly or indirectly be expected to give rise to or serve as the basis for any recall or investigation of any Company Product.

Section 2.10         Intellectual Property.

(a)          Section 2.10(a) of the Disclosure Schedule sets forth a complete and accurate list of (1) all Registered Intellectual Property included among the Company-Owned Intellectual Property (the “Company Registered Intellectual Property”) and (2) all unregistered Trademarks included among the Company-Owned Intellectual Property. Company has in its possession and will provide to Buyer at Closing complete and accurate copies of all applications, material correspondence with Government Authority or registration organizations, and other material documents related to Registered Intellectual Property. Except as set forth in Section 2.10(a) of the Disclosure Schedule, none of Company-Owned Intellectual Property has been abandoned and any and all renewal and maintenance fees, taxes, annuities or other fees payable as applicable in respect to the Company-Owned Intellectual Property and due before Closing have been paid in full through Closing. All actions required to record each owner throughout the entire chain of title of all of the Company-Owned Intellectual Property with each applicable Government Authority up through Closing have been taken, including payment of all costs, fees, taxes and expenses associated with such recording activities. For each listed item, Section 2.10(a) of the Disclosure Schedule indicates, as applicable, the owner of such Intellectual Property, the countries in which such Intellectual Property is applied for, patented or registered, the title or mark, the application, serial, patent or registration number, and the status, inventor(s), the filing and expiration dates thereof and all actions, filings and renewal or maintenance fees, taxes, annuities, or other payment obligations known by Seller as of the Closing Date to be required to be taken or made with any Government Authority within 180 days following the Closing Date.

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(b)          To the knowledge of Seller or any Operating Entity, there are no facts or circumstances that would render any Company-Owned Intellectual Property invalid or unenforceable. Without limiting the foregoing, to the knowledge of Seller or any Operating Entity, there is no information, material, fact, or circumstance, including any information or fact that would constitute prior art, that would render any Company Registered Intellectual Property invalid or unenforceable or would adversely affect any pending application for any Company Registered Intellectual Property, and no Operating Entity has knowingly misrepresented, or knowingly failed to disclose, and, to the knowledge of Seller or any Operating Entity, there is no misrepresentation or failure to disclose, any fact or circumstance in any application for any Company Registered Intellectual Property that would constitute fraud or a misrepresentation with respect to such application or that would otherwise effect the validity or enforceability of any such Company Registered Intellectual Property.

(c)          Company or a Company Subsidiary solely and exclusively owns all right, title, and interest in and to the Company-Owned Intellectual Property free and clear of any options, rights, licenses, restrictions, liens and Encumbrances (other than Customer License Agreements), and any required or any past, present, or future royalty payments, license fees, charges, or other payments, or conditions or restrictions whatsoever. Each Company Subsidiary and Related Party of Company has assigned to Company all right, title and interest in any Intellectual Property created, conceived, reduced to practice, made, or developed by it or any of its IP Workers, except as set forth on Section 2.10(c) of the Disclosure Schedule. No Operating Entity has transferred ownership of or granted any exclusive license of or exclusive right to use or authorized the retention of any exclusive rights in or to joint ownership of, any Intellectual Property or Software to any other Person. No Operating Entity has received any notice or claim challenging any Operating Entity’s ownership of any Company-Owned Intellectual Property or suggesting that any other Person has any claim of legal or beneficial ownership or exclusive rights with respect thereto, nor to Seller’s knowledge, or the knowledge of any Operating Entity, is there a reasonable Basis for any claim that any Operating Entity does not own any such Company-Owned Intellectual Property. All Company-Owned Intellectual Property, Company Products and Developing Products are fully transferable, alienable and licensable by Company or its Affiliates without restriction and without payment to any Person, subject to Customer License Agreements.

(d)          Except for COTS Software and the Intellectual Property and Software licensed under the licenses set forth in Section 2.10(d)(i) of the Disclosure Schedule, all Intellectual Property and Software used in or necessary to the conduct of the business of any Operating Entity as presently conducted by any Operating Entity was created solely by either (1) IP Workers of such Operating Entities acting within the scope of their employment who have validly and irrevocably assigned all of their rights, including Intellectual Property rights therein, to such Operating Entities, as applicable, and have irrevocably waived any unassignable rights such as moral rights that they may possess in the Intellectual Property and Software, or (2) other Persons who have validly and irrevocably assigned all of their rights, title and interest therein, including Intellectual Property rights, to such Operating Entities and have irrevocably waived any unassignable rights, title or interest, such as moral rights, that they may possess in the Intellectual Property and Software, and except as set forth in Section 2.10(d)(ii) of the Disclosure Schedule, no other Person owns or has any rights, title or interest to any portion of such Intellectual Property or Software (other than under a Customer Contract that has been Made Available which are listed in Section 2.20(b) of the Disclosure Schedule). Section 2.10(d)(iii) of the Disclosure Schedule lists all form agreements signed by IP Workers of Operating Entities that assign all of the rights, including Intellectual Property rights therein, of such IP Workers to such Operating Entities. Copies of all agreements listed in Section 2.10(d)(iii) of the Disclosure Schedule have been provided in the Data Room at least 48 hours prior to execution and delivery of this Agreement by the Parties.

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(e)          Company has Contracts sufficient to support the Company Products’ interaction with the Third-Party APIs. Company (1) has Contracts sufficient to support its use of or interoperability with the database software listed in Section 2.20(y) of the Disclosure Schedule and (2) complies with all terms of those Contracts. No Person who has licensed Intellectual Property or Software to any Operating Entity has ownership or license rights to any improvements, derivative works or other modifications made by any Operating Entity that are included in any Company Products or Developing Products.

(f)           No rights in a Work have been, or are obligated to be, (x) waived against, or (y) licensed or provided to any Person as a result of the use of Public Software by any Operating Entity. No Operating Entity is in breach of any of the terms of any license to any such Public Software. No Work of any Operating Entity links with, uses or includes any Public Software.

(g)          No Operating Entity has granted, nor is under any obligation to grant, to any Person any rights, title, or interest in any Intellectual Property of any Affiliate of any Operating Entity.

(h)          No Company Product or Developing Product, or part thereof, that is subject to a restriction under any Customer Contract prohibiting use, by any Operating Entity in and related to any other Company Product or Developing Product for other Customers, has been incorporated into Company Products or Developing Products for other Customers. The only such restriction binding upon the Company or any of its Affiliates is the restriction identified on Section 2.10(h) of the Disclosure Schedule.

(i)            In connection with the business of each Operating Entity as it currently is conducted, and as has been conducted in the last six years, including the design, development, use, import, export, manufacture, licensing, sale, distribution or other disposition of Company Products (including the provision of service offerings) and the Developing Products, and the possession, use, disclosure, copying, or distribution of any information, data, products or other tangible or intangible property in possession of any Operating Entity and the possession or use of the Company-Owned Intellectual Property to the knowledge of Seller:

(1)           no Operating Entity has infringed or misappropriated the Intellectual Property rights of any Person, violated the rights of any Person (including rights to privacy or publicity) or breached any Person’s terms of service, click-through agreement or any other Contract or applicable rules, policies or guidelines, and no Operating Entity infringes or misappropriates the Intellectual Property rights of any Person, violates the rights of any Person (including rights to privacy or publicity) breaches any Person’s terms of service, click-through agreement or any other Contract or applicable rules, policies or guidelines, or constitutes unfair competition or trade practices under the Laws of any jurisdiction;

(2)           no Operating Entity will infringe or misappropriate the Intellectual Property rights of any Person, violate the rights of any Person (including rights to privacy or publicity), breach any Person’s terms of service, click-through agreement or any other Contract or applicable rules, policies or guidelines, or constitute unfair competition or trade practices under the Laws of any jurisdiction;

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(3)          there is no suit, or proceeding pending, against, or, to Seller’s knowledge, or the knowledge of any Operating Entity, threatened against, or a written or oral claim, nor is there any settlement agreement or stipulation in litigation affecting the business of any Operating Entity, or challenging or seeking to deny or restrict the rights of any Operating Entity in any of the Company Intellectual Property or alleging that the use of the Company Intellectual Property or the operation of the business of the Company misappropriates, infringes or otherwise violates the Intellectual Property rights of any Person, breaches any Person’s terms of service, click-through agreement or any other Contract or applicable rules, policies or guidelines or constitutes unfair competition or trade practices under the Laws of any jurisdiction (nor, to the knowledge of Seller, does any Basis exist therefor), or alleges that any Operating Entity infringed, misappropriated, or otherwise violated Intellectual Property Rights of any Person in connection with the operation of the business of any Operating Entity;

(4)          no Operating Entity has received from any Person a written or oral request for any Operating Entity to take a license, inviting any Operating Entity to join a licensing program, or providing any other suggestion that any Operating Entity would be required take a license or enter a license program in order to operate without infringing another Person’s rights;

(5)          to Seller’s knowledge, or the knowledge of any Operating Entity, no Person is engaging, or has engaged, in any activity that infringes or misappropriates any of the Company-Owned Intellectual Property; and

(6)          all customary and commercially reasonable steps have been taken and are taken that are necessary to ensure compliance with all terms of service, click-through agreement or any other Contract or applicable rules, policies or guidelines which govern the use of data which has been or is currently used by any Operating Entity in the operation of the business of any Operating Entity, including in any Company Products.

This Section 2.10(i) shall be read without any qualification as to “knowledge of Seller” if (i) Parent, Seller, Company, any Company Subsidiaries or any Related Party of any of the foregoing; had been intentionally complicit in any Loss relating to Section 2.10(i) (reading Section 2.10(i) without any knowledge qualification) or (ii) such failure of the representation set forth in Section 2.10(i) (reading Section 2.10(i) without a knowledge qualification) relates to intentional or willful infringement or fraud by or on behalf of Seller, Parent, Company, any Company Subsidiary or any Related Party of any of the foregoing.

(j)           There are no measures reasonably necessary to protect Company-Owned Intellectual Property or any Company Product or Developing Product that have not been taken and that the failure to take would be reasonably likely to be material. In each case in which any Operating Entity has acquired any Intellectual Property from any Person, such Operating Entity has obtained a valid and enforceable assignment sufficient to irrevocably transfer all rights in such Intellectual Property (including the right to seek future damages with respect thereto) to the Company or a Company Subsidiary, and such Operating Entity has recorded each such assignment with the relevant Government Authorities, including the U.S. Patent and Trademark Office, the U.S. Copyright Office, or their respective equivalents in any relevant foreign jurisdiction, as the case may be.

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(k)         Except as set forth in Section 2.10(k) of the Disclosure Schedule, only object code versions of any Company Products or Developing Products have been provided to Customers. No Operating Entity or any other party acting on behalf of any Operating Entity has disclosed or delivered to any third party or permitted the disclosure or delivery to any escrow agent or other party of, any Company Source Code (as defined below). No event has occurred, and no circumstance or condition exists, that (with or without notice, lapse of time or both) will, or would reasonably be expected to, require the disclosure or delivery by any Operating Entity or any Person acting on behalf of any Operating Entity to any third party of any Company Source Code. Section 2.10(k) of the Disclosure Schedule identifies each Contract under which any Operating Entity has deposited, or is or may be required to deposit, with an escrow agent or other third party, any Company Source Code. Neither the execution of this Agreement nor the consummation of any of the Transactions, in and of itself, would reasonably be expected to result in the release of any Company Source Code from escrow or otherwise. The Company Source Code is stored in a secure storage accessible only by controlled access procedures, which have been disclosed and explained to the Buyer in detail, including access limited to only those employees and contractors of the Company who need access to improve upon, update, modify or fix bugs in the Company Source Code. Except as set forth in Section 2.10(k) of the Disclosure Schedule, all Operating Entities have entered into confidentiality and nondisclosure agreements with each of its employees, officers, directors, contractors and any other Person with access to the Company Source Code or other trade secrets of any Operating Entity to protect the confidentiality and value of such Company Source Code and trade secrets, and, to the knowledge of Seller and any Operating Entity, there has been no breach of the foregoing of any such agreement. “Company Source Code” means, collectively, any human readable Software source code, or any material portion or aspect of the Software source code, or any material proprietary information or algorithm contained, embedded or implemented in, in any manner, any Software source code, in each case for any Company Product, Developing Product or any Software owned by any Operating Entity.

(l)          All Operating Entities have taken all customary and commercially reasonable steps that are necessary to protect rights in Trade Secrets of all Operating Entities, or Trade Secrets disclosed by any other Person to any Operating Entity. Without limiting the foregoing, except as set forth in Section 2.10(l) of the Disclosure Schedule, all Operating Entities have, and enforce, a policy requiring each Operating Entity’s officers, directors, employees (regular, temporary, part-time or otherwise), consultants, project workers, agents and individual independent contractors (“ IP Workers”) to execute an enforceable proprietary information, confidentiality and assignment agreement substantially in such Operating Entity’s standard forms, as applicable, which forms are set forth in Section 2.10(l) of the Disclosure Schedule, and all current and former IP Workers have executed such an agreement in substantially such standard form, and all former IP Workers who were involved in, or who contributed to, the creation or development of any Company-Owned Intellectual Property have executed such an agreement in substantially such standard form. No IP Worker is in violation of any term of any employment Contract or any other Contract or agreement, or any restrictive covenant, relating to the right to use Trade Secrets or proprietary information of others, and the employment of any such Person by any Operating Entity does not subject any Operating Entity to any liability to any third party.

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(m)        Except as set forth in Section 2.10(m) of the Disclosure Schedule, none of Company-Owned Intellectual Property, Company Products or Developing Products were developed by or on behalf of, or using grants or any other subsidies of, any Government Authority or any educational institution or research center, and no government funding, facilities, faculty or students of an educational institution or research center or funding from third parties was used in the development of Company-Owned Intellectual Property or any Company Product or Developing Product. No current or former IP Worker who was involved in, or who contributed to, the creation or development of any Company-Owned Intellectual Property or Software contained in any Company Product or Developing Product, has performed services for a government, educational institution or research center during a period of time during which such IP Worker was also performing services for any Operating Entity.

(n)         Except as set forth in Section 2.10(n) of the Disclosure Schedule, no Operating Entity participates in any standards-setting organization, collaborative effort with an educational institution, research center, industry body or consortium or other multi-party special interest group or activity, and no Company-Owned Intellectual Property has been, nor has been committed to be, granted, licensed to or otherwise made available to any standards-setting organization, collaborative effort with an educational institution, research center, industry body or consortium or other multi-party special interest group or activity, nor has any Operating Entity agreed to be bound by any rules or standards set by any third-party organization, standards-setting organization, collaborative effort with an educational institution, research center, industry body or consortium or other multi-party special interest group or activity.

(o)         Except as set forth in Section 2.10(o) of the Disclosure Schedule, all Operating Entities have (1) complied in all respects with their published privacy policies and internal privacy policies and guidelines, related contractual obligations with Customers and all Laws, Orders, or requirements set by industry standard setting organizations relating to data privacy, data collection, data protection and data security, including with respect to the collection, storage, transmission, transfer (including cross-border transfers), disclosure and use of personally identifiable information (including personally identifiable information of employees, contractors, and third parties who have provided information to any Operating Entity) and (2) taken commercially reasonable measures to ensure that personally identifiable information is protected against loss, damage, and unauthorized access, use, modification, or other misuse. There has been no loss, damage, or unauthorized access, use, unauthorized transmission, modification, or other misuse of any such information by any Operating Entity, or any of the Operating Entities’ directors, officers, employees or contractors. No Person (including any Government Authority) has made any claim or commenced any Action with respect to loss, damage, or unauthorized access, use, modification, or other misuse of any such personally identifiable information by any Operating Entity or any of its employees or contractors and, to the knowledge of Seller and any Operating Entity, there is no reasonable Basis for any such claim or Action. The execution, delivery and performance of this Agreement and the consummation of the Transactions complies with all Operating Entities’ applicable privacy policies and with all Laws, Orders, or requirements set by industry standard setting organizations relating to privacy and data security (including any such Laws, Orders or requirements in the jurisdictions where the applicable information is collected). All Operating Entities have at all times made all required disclosures to, and obtained any necessary consents from, users, customers, employees, contractors, Government Authorities and other applicable Persons required by Laws, Orders, or requirements set by industry standard setting organizations related to data privacy, data collection, data protection and data security and has filed any required registrations with the applicable data protection authority.

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Section 2.11         Taxes.

(a)         “Tax” or “Taxes” means (1) any net income, corporate, capital gains, capital acquisitions, inheritance, deposit interest retention, gift, relevant Contracts, alternative minimum, add-on minimum, gross income, gross receipts, sales, use, ad valorem, transfer, registration, franchise, profits, license, withholding, estimated, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental (including taxes under Section 59A of the Code), value added or windfall profit tax, custom duty, fees or other tax, or similar governmental assessment or charge, or payment in lieu of tax, together with any interest or any penalty, addition to tax or additional amount imposed by any Government Authority responsible for the imposition of any such item (domestic (federal, state or local) or foreign) (each, a “Tax Authority”), (2) any liability for the payment of any amounts of the type described in clause (1) of this sentence as a result of being a member of an affiliated, consolidated, combined, unitary or aggregate group for any taxable period, and (3) liability under any state abandonment or unclaimed property, escheat or similar Law, and (4) any liability for the payment of any amounts of the type described in clause (1) through (3) of this sentence as a result of being a transferee of or successor to any Person or as a result of any obligation to indemnify any other Person. “Tax Return” means any return, statement, report (including information returns and reports), form, other document or information, including attachment or schedule therefore, filed or required to be filed with respect to Taxes.

(b)         Company and the Company Subsidiaries, and any affiliated, consolidated, combined, unitary or aggregate group for Tax purposes of which Company and the Company Subsidiaries is or has been a member, have properly completed and timely filed all Tax Returns required to be filed by them. All such Tax Returns are true and correct and have been completed in accordance with Law, and Company and the Company Subsidiaries have paid, or withheld and paid, to the appropriate Tax Authority all Taxes due (whether or not shown to be due on such Tax Returns). Company and the Company Subsidiaries has, at all applicable times, maintained all records in relation to Tax as it is required to maintain.

(c)         The Interim Balance Sheet reflects all unpaid Taxes of Company and Company Subsidiaries for periods (or portions of periods) through the Interim Balance Sheet Date. Company and the Company Subsidiaries do not have any liability for unpaid Taxes accruing after the Interim Balance Sheet Date, other than Taxes accruing in the ordinary course of business conducted after the Interim Balance Sheet Date. Proper provision has been made in the Interim Balance Sheet for deferred taxation in accordance with GAAP.

(d)         There is (1) no Encumbrance for Taxes against the property of Company or any of the Company Subsidiaries, (2) no audit or other review of any Taxes of Company being conducted by a Tax Authority, and (3) no extension of any statute of limitations on the assessment of any Taxes with respect to Company currently in effect. Neither Company nor any Company Subsidiary has been informed by any jurisdiction that the jurisdiction may open an audit or other review of the Taxes of such entity or that the jurisdiction believes that such entity was required to file any Tax Return that was not filed.

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(e)         Company and the Company Subsidiaries have not (1) been or will be required to include any adjustment in taxable income for any Tax period (or portion thereof) ending after the Closing in accordance with Section 481 of the Code or any comparable provision of state or foreign Tax Law as a result of transactions or events occurring before the Closing, (2) filed any disclosure under Section 6662 of the Code or comparable provisions of state, local or foreign Tax Law to prevent the imposition of penalties with respect to any Tax reporting position taken on any Tax Return, (3) engaged in a “reportable transaction,” as defined in Treasury Regulation Section 1.6011-4(b), (4) ever been a member of a consolidated, combined, unitary or aggregate group of which Company was not the ultimate parent company, (5) been the “distributing corporation” or the “controlled corporation” (in each case, within the meaning of Section 355(a)(1) of the Code) with respect to a transaction intended to be described in Section 355 of the Code, (6) incurred any actual or potential liability under Treasury Regulations Section 1.1502-6 (or any comparable or similar provision of federal, state, local or foreign Law), as a transferee or successor, as a result of any contractual obligation, or otherwise for any Taxes of any Person other than Company or (7) been a “United States real property holding corporation” within the meaning of Section 897 of the Code at any time within the applicable period set forth in Section 897(c)(1)(A)(ii) of the Code.

(f)          Neither Company nor any Company Subsidiary is a party to or bound by any Tax sharing or Tax allocation agreement. Neither the Company nor any Company Subsidiary has any liability or potential Liability to another party under any such agreement.

(g)         Company and the Company Subsidiaries have withheld or collected and timely paid over to the appropriate Tax Authorities (or are properly holding for such timely payment) all Taxes required by Law to be withheld or collected by them.

(h)         Neither the Company nor any Company Subsidiary will be required to include any item of income in, or exclude any item of deduction from, taxable income for any period (or any portion thereof) ending after the Closing Date as a result of any: (1) installment sale or other open transaction disposition made on or before the Closing Date, (2) prepaid amount received on or before the Closing Date, (3) closing agreement described in Section 7121 of the Code or any corresponding provision of state of foreign Tax Law executed on or before the Closing Date, or (4) change in method of accounting for a taxable period or portion thereof ending on or before the Closing Date.

(i)          Section 2.11(i) of the Disclosure Schedule lists all income, franchise and similar Tax Returns (federal, state, local and foreign) filed with respect to Company for taxable periods ended on or after January 1, 2012, indicates the most recent income, franchise or similar Tax Return for each relevant jurisdiction for which an audit has been completed or the statute of limitations has lapsed and indicates all Tax Returns that currently are the subject of audit.

(j)          Company has not been or is not subject to Tax in a country other than its country of organization by virtue of having (during any taxable period remaining open for the assessment of Tax by any foreign Tax Authority under its applicable statute of limitations) a place of business in any country outside the country of its organization.

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Each Employee Benefit Plan that is a nonqualified deferred compensation plan (within the meaning of Section 409A(d)(1) of the Code) has been maintained in compliance with Section 409A of the Code and all applicable IRS and Treasury Department guidance issued thereunder in both operation and documentation. None of the Transactions will constitute or result in a deferral of, or acceleration in the payment of, compensation under any Employee Benefit Plan that is subject to Section 409A of the Code.

(l)          No amount that has been or could be received (whether in cash, services, benefits, property or the vesting of property) under any Employee Benefit Plan as a result of any of the Transactions (either directly or in connection with any other event) by any current or former Worker who is a “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1) is reasonably likely to be characterized as an “excess parachute payment” (as such term is defined in Section 280G(b)(1) of the Code). Company does not have any Liability to reimburse, gross-up or otherwise pay the Taxes, interest or Tax-related penalties imposed under Code Section 4999 on behalf of any Person.

Section 2.12         Employee Benefit Plans.

(a)         Section 2.12(a) of the Disclosure Schedule sets forth a complete list with respect to the Company and each Company Subsidiary or applicable to any Worker of the Company or any Company Subsidiary of (1) all “employee benefit plans,” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 (“ERISA”), (2) all other severance pay, salary continuation, pay in lieu of notice, bonus, incentive, retention, change in control compensation, stock option or other equity compensation, stock unit, restricted stock, equity-based compensation, fringe benefit, employee loan, relocation, health insurance, life insurance, disability insurance, retirement, provident fund, pension, profit sharing or deferred compensation plans, Contracts, programs, funds or arrangements of any kind, and (3) all other employee benefit plans, Contracts, programs, funds or arrangements (whether written or oral, qualified or nonqualified, funded or unfunded, foreign or domestic, currently effective or terminated) and any trust, escrow or similar agreement related thereto, whether or not funded, in respect of any present or former Workers of Company or any Company Subsidiary that are sponsored or maintained by Company or any Company Subsidiary or with respect to which Company or any Company Subsidiary has made or is required to make payments, transfers, or contributions (all of the above being hereinafter individually or collectively referred to as an “Employee Benefit Plan” or “Employee Benefit Plans”). Neither the Company nor any Company Subsidiary has any Liability with respect to any plan of the type described in the preceding sentence other than the Employee Benefit Plans, including any plans that would be Employee Benefit Plans if in effect as of the date of this Agreement but that were terminated prior to the date of this Agreement.

(b)         True and complete copies of the following materials with respect to each Employee Benefit Plan have been Made Available to Buyer, as applicable: (1) the current plan document or, in the case of an unwritten Employee Benefit Plan, a written description thereof, (2) the current determination letter or opinion letter from the Internal Revenue Service (“ IRS”) or comparable approval of a Government Authority for any Employee Benefit Plan maintained for Workers whose primary work location is outside of the United States, (3) the current summary plan description and all summaries of material modifications thereto and the past three annual reports and associated summary annual reports, and (4) the current trust agreement, insurance Contracts and other documents relating to the funding or payment of benefits under such Employee Benefit Plan.

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(c)          Each Employee Benefit Plan has been established, maintained, operated and administered in compliance with its terms and any related documents or agreements and Law. There have been no actions or omissions that would be prohibited transactions or breaches of any of the duties imposed by ERISA on “fiduciaries” (within the meaning of Section 3(21) of ERISA) with respect to the Employee Benefit Plans, whether or not such Employee Benefit Plans are subject to ERISA, which actions or omissions could reasonably result in any Liability or excise tax being imposed on Company under ERISA, the Code or other Law.

(d)          Each Employee Benefit Plan intended to be qualified under Section 401(a) of the Code is so qualified and has been determined by the IRS to be so qualified, and each trust created thereunder has been determined by the IRS to be exempt from Tax under the provisions of Section 501(a) of the Code. Nothing has occurred since the date of any such determination that could reasonably be expected to give the IRS grounds to revoke such determination. With respect to each Employee Benefit Plan intended to be qualified under Section 401(a) of the Code, (i) Section 2.12(d) of the Disclosure Schedule sets forth a complete list of each outstanding loan owed by a participant in such plan in respect of his or her account thereunder, (ii) no Company Common Stock is held as an asset in respect of any such plan, and (iii) neither the Company nor any Company Subsidiary has committed to make with respect to the current plan year, or has with respect to the immediately preceding plan year made, a matching or voluntary employer contribution under the terms of such plan.

(e)          Neither the Company nor any Company Subsidiary has or ever had an obligation to contribute to a “defined benefit plan” as defined in Section 3(35) of ERISA, a pension plan subject to the funding standards of Section 302 of ERISA or Section 412 of the Code, a “multiemployer plan” as defined in Section 3(37) of ERISA or Section 414(f) of the Code or a “multiple employer plan” within the meaning of Section 210(a) of ERISA or Section 413(c) of the Code.

(f)          With respect to each Employee Benefit Plan that is subject to Section 4980B of the Code, Company has complied with the continuation coverage requirements of Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA. Section 2.12(f) of the Disclosure Schedule sets forth a complete list of each Person who is participating in such continuation coverage under any such Employee Benefit Plan and the amount of the premiums and administrative fees paid by Company or any Company Subsidiary on behalf of such Person for such coverage.

(g)         No Employee Benefit Plan that provides health insurance or medical coverage is self-funded or self-insured. No Employee Benefit Plan is or at any time was funded through a “welfare benefit fund” as defined in Section 419(e) of the Code, and no benefits under any Employee Benefit Plan are or at any time have been provided through a voluntary employees’ beneficiary association (within the meaning of subsection 501(c)(9) of the Code) or a supplemental unemployment benefit plan (within the meaning of Section 501(c)(17) of the Code).

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(h)         There are no ongoing Actions, and to the knowledge of Seller there is no Basis for any Action, with respect to any Employee Benefit Plan (including Actions against any fiduciaries thereof in respect of their capacity as a fiduciary of an Employee Benefit Plan). No current or former Worker has brought a claim against Company, any Company Subsidiary or any of its ERISA Affiliates in respect of any Employee Benefit Plan, other than routine claims for benefits occurring in the ordinary course of business and consistent with the terms of the applicable Employee Benefit Plan.

(i)          All (1) insurance premiums due and required to be paid by or through Company or any Company Subsidiary with respect to, (2) benefits, expenses, and other amounts due and payable under, and (3) contributions, transfers, or payments required to be made to, any Employee Benefit Plan have been timely paid or made. Neither the Company nor any Company Subsidiary is liable for any payment to any trust or other fund or to any Government Authority with respect to unemployment compensation benefits, workers compensation, social security, retirement fund, provident fund, pension fund or other benefits or obligations for Workers (other than routine payments to be made to the Government Authority in the ordinary course of business that are not yet due and payable). There are no claims pending against Company or any Company Subsidiary under any workers’ compensation plan or policy, for unemployment compensation benefits or for long term disability.

(j)          No Employee Benefit Plan provides benefits to any individual who is not either a current or former Worker (or the dependent or beneficiary of such Worker). No Employee Benefit Plan provides benefits, including death or medical benefits, beyond termination of service or retirement, other than (1) coverage mandated by Law, (2) death or retirement benefits under any Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code or (3) those severance benefit plans (including but not limited to the Retention/Severance Payments) set forth on Section 2.12(j) of the Disclosure Schedule.

(k)         Company and the Company Subsidiaries, as applicable, have reserved all rights necessary to amend or terminate each of the Employee Benefit Plans without the consent of any other Person.

(l)          Neither the Company nor any Company Subsidiary has agreed or committed to institute any plan, program, arrangement or agreement for the benefit of current or former Workers that would be an Employee Benefit Plan if in effect as of the date of this Agreement, or to make any amendments to any of the Employee Benefit Plans. Section 2.12(l) of the Disclosure Schedule sets forth the annual open enrollment period for each Employee Benefit Plan, if applicable.

(m)         Except as set forth in Section 2.12(m) of the Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the Transactions will, alone or in connection with any other event (including the termination of employment or service with Buyer, Company or Company Subsidiary following the Transactions), (1) result in any payment (including severance, deferred compensation, Tax gross-up, retention, bonus or other payment) becoming due under any Employee Benefit Plan, (2) increase any benefits (including severance, deferred compensation, or equity compensation) otherwise payable under any Employee Benefit Plan, (3) result in the acceleration of the time of payment, funding or vesting of any payments or benefits under any Employee Benefit Plan or to any Government Authority in respect of any current or former Worker, or (4) result in the forgiveness in whole or in part of, or accelerate the repayment date of, any outstanding loans that exist under or as part of any Employee Benefit Plan.

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Section 2.13         Employee Matters.

(a)          Company and each Company Subsidiary is, and at all times in the last four years has been, in compliance with all Laws governing the employment of labor, including Laws relating to employment practices, wages, hours, classification of workers, affirmative action, collective bargaining, discrimination, harassment, retaliation, civil rights, terms and conditions of employment, immigration, safety and health, plant closings, and termination of service (“Employment Practices”), including the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, ERISA, the Fair Labor Standards Act (29 U.S.C. 201, et seq.), the Americans with Disabilities Act, the Occupational Safety and Health Act, the Family Medical and Leave Act (29 U.S.C. 2601, et seq.), the National Labor Relations Act of 1935, Executive Order 11246 and any other executive orders or regulations governing affirmative action, EEO and VETS-100 reporting obligations, and the Immigration Nationality Act (8 U.S.C. 1324a, et seq.) and other Laws of the jurisdictions in which Company and/or any Company Subsidiary is qualified or does business. Company and each Company Subsidiary has complied with all Laws concerning mandatory hiring of disabled persons and persons belonging to other protected categories.

(b)         Section 2.13(b) of the Disclosure Schedule sets forth a true, correct and complete list of all employment Contracts, indemnification agreements and consulting Contracts with a current or former Worker to which Company or any Company Subsidiary is a party, or by which Company or any Company Subsidiary is bound, or under which there is an outstanding Liability, copies of which have been Made Available to Buyer, along with copies of form offer letters, employment Contracts and consulting agreements used in each jurisdiction in which Workers are based or located, copies of which have been Made Available to Buyer.

(c)          Neither the Company nor any Company Subsidiary is a party to or bound by any other collective bargaining agreement, works council or other labor union Contract. No other labor union Contract, works council agreement or collective bargaining agreement is being negotiated by Company or any Company Subsidiary. Neither Company nor any Company Subsidiary has any duty to bargain with any labor organization or works council. To the knowledge of Seller, there have never been any activities or proceedings of any labor union to organize employees of Company or any Company Subsidiary. There is no labor dispute, strike or work stoppage against Company or any Company Subsidiary pending now, that has occurred in the past, or, to the knowledge of Seller, is now threatened that would reasonably be expected to interfere with the business activities of Company or any Company Subsidiary. Neither the Company nor any Company Subsidiary has been or is engaged in any unfair labor practice. No Liability has been incurred by Company or any Company Subsidiary for breach of employment Contracts or consulting Contracts to which Company or any Company Subsidiary is a party. Neither the Company nor any Company Subsidiary has current Liability for accrued and vested but unpaid severance, pay in lieu of notice, provident fund contributions, gratuity payments, or other payment arising from the termination of the service of any former Worker.

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(d)         Section 2.13(d) of the Disclosure Schedule is a true, correct and complete list of the names (or, if required under privacy Laws, employee identification number), of all current Workers, showing each such Person’s current (i) position, (ii) status as full-time or part- time, (iii) if an employee, his or her status as exempt or non-exempt (to the extent applicable under Law), (iv) date of commencement of service, (v) rate of cash compensation, (vi) target annual incentive compensation, (vii) any other unvested bonuses, (viii) material fringe benefits, (ix) primary work location and the status of any required visa or work permit, (x) accrued but unpaid vacation, sick leave or other paid time off, (xi) accrued but unpaid bonuses, (xii) severance or termination payment rights payable in excess of that required by Law, (xiii) whether such Person is on a leave of absence or given written notice of the need for a leave of absence, (xiv) whether such Worker is on a performance improvement plan and (xv) employer. Other than those Workers with an indefinite term employment agreement, no Worker or any other Person can successfully claim to be characterized as an employee to be employed by Company on an indefinite term basis. No Person other than those listed in Section 2.13(d) of the Disclosure Schedule can claim to be characterized as a past or present Worker of Company.

(e)         To the knowledge of Seller, no employee of Company or any Company Subsidiary has given notice to Company or any Company Subsidiary of such employee’s termination of, or intent to terminate, employment with Company or any Company Subsidiary. The employment of each of the employees of Company or any Company Subsidiary whose primary work location is in the United States is “at will.” Except as expressly required by Law, Company does not have any obligation to provide any particular form or period of notice before terminating the employment of any of their employees.

(f)          There are no material written personnel manuals, handbooks, policies, rules or procedures currently in effect applicable to any Worker, other than those set forth in Section 2.13(f) of the Disclosure Schedule, true and complete copies of which have heretofore been Made Available to Buyer.

(g)         Neither the Company nor any Company Subsidiary has accrued unpaid Liabilities relating to its current and former Workers other than for compensation that has accrued since the last payroll pay date.

(h)         Except as set forth I Section 2.7 of the Disclosure Schedule, there are no Actions pending or, to the knowledge of Seller, threatened or reasonably anticipated involving any current or former Worker. Neither the Company nor any Company Subsidiary is a party to a conciliation agreement, consent decree or other agreement or order with any foreign, federal, state or local agency of any Government Authority with respect to employment practices. In the four years prior to the date of this Agreement, no current or former Worker has filed a complaint or claim with Company or any Company Subsidiary with respect to Employment Practices. No current or former Worker has been involved in an accident in the course of his or her service with Company or any Company Subsidiary that would have caused other than minor injury, nor has any such Person been exposed to occupational health hazards in the service of Company.

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(i)          No visa or work permit held by a Worker with respect to his or her service with Company or any Company Subsidiary will expire during the six-month period beginning on the date of this Agreement.

(j)          Neither the Company nor any Company Subsidiary has, at any time in the four years prior to the date of this Agreement, taken any action that (i) would constitute a “mass layoff” or “plant closing” within the meaning of the Worker Readjustment and Notification Act (the “WARN Act”) (29 U.S.C. § 2101) or would otherwise trigger notice requirements or liability under any other Law that is comparable to the WARN Act or (ii) resulted in the termination of employment of 50 or more Workers or more than 10% of the Workers of Company during any 90- day period.

(k)          To the knowledge of Seller, no current or former Worker is in any material respect in violation of any employment Contract, non-disclosure, confidentiality agreement, or consulting agreement with Company or any Company Subsidiary. To the knowledge of Seller, no current or former Worker is in any material respect in violation of any non-competition agreement, non-solicitation agreement or restrictive covenant with a former employer or service recipient relating to the right of any such Worker to be employed by or provide services to Company or any Company Subsidiary because of the nature of the business conducted or presently proposed to be conducted by it or to the use of trade secrets or proprietary information of others.

(l)          All Workers have been duly and properly remunerated for all services they performed in the course of their working relationship with Company or Company Subsidiary, as applicable, in compliance with Law and any employment Contracts therewith, and all other payments due to them have been made and, with respect to any such amounts or rights that have matured in favor of the Workers, but which are not yet payable, funds sufficient to cover such payments have been reserved. With respect to the remuneration paid to the Workers, all contributions have been made relating to compulsory health insurance and social security and to Tax withholdings required by Law.

Section 2.14        Related Party Transactions. No Related Party of Company, or any Company Subsidiary has or has had, directly or indirectly, (a) any interest in any third party which furnished or sold, or furnishes or sells, services, products or technology that Company or any Company Subsidiary furnishes or sells, or proposes to furnish or sell, (b) any interest in any third party that purchases from or sells or furnishes to Company or any Company Subsidiary any goods or services or (c) any interest in any Contract to which Company or any Company Subsidiary is a party, except that ownership of no more than one percent of the outstanding voting stock of a publicly traded company shall not be deemed to be an “interest in any third party” for purposes of this Section 2.14.

Section 2.15        Banks and Brokerage Accounts. Section 2.15 of the Disclosure Schedule sets forth (a) a true and complete list of the names and locations of all banks, trust companies, securities brokers and other financial institutions at which Company and any Company Subsidiary has an account (including “deposit accounts” as defined in Section 9105 of the California Commercial Code and “securities accounts” as defined in Section 8501 of the California Commercial Code) or a safe deposit box or maintains a banking, custodial, trading or other similar relationship; (b) a true and complete list and description of each such account, box and relationship, indicating in each case the account number and the names of the respective officers, employees, agents or other similar representatives of Company or any Company Subsidiary having signatory power with respect thereto; and (c) a list of each investment asset, the name of the record and beneficial owner thereof, the location of the certificates, if any, therefor, the maturity date, if any, and any stock or bond powers or other authority for transfer granted with respect thereto.

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Section 2.16         Insurance. Section 2.16 of the Disclosure Schedule sets forth a true, correct and complete list of all policies of insurance and indemnity bonds issued at the request or for the benefit of Company or any Company Subsidiary and includes the types of policies, insurers, forms of coverage, policy numbers, coverage dates, annual premiums, named insured, limit of liability and insurance broker or agent contacts. All such policies and bonds are in full force and effect. True and complete copies of each listed policy have been Made Available to Buyer. There is no material claim, notice of circumstance, refusal of any coverage, limitation in coverage or rejection of any material claim, insurance carrier litigation or dispute pending in connection with any of such policies or bonds. Company or the applicable Company Subsidiary is in material compliance with the terms of such policies and bonds. To the knowledge of Seller, there is no threatened termination or invalidation of, or material premium increase with respect to, any of such policies or bonds, nor is there any Basis for any termination or material premium increase. Section 2.16 of the Disclosure Schedule sets forth an accurate and complete list of all claims (open and closed) filed by Company or any Company Subsidiary under any such policies or bonds. Furthermore, to the knowledge of Seller, no insurance company issuing any such policy or bond is in receivership, conservatorship, liquidation or similar proceeding and no such proceedings with respect to any such insurer are imminent.

Section 2.17         Compliance with Laws; Certain Business Practices.

(a)          Company and each Company Subsidiary has complied in all material respects with, is not in material violation of, and has not received, nor to the knowledge of Seller is there any Basis for, any allegation or notice of material default or violation with respect to, any Laws or Permits with respect to the conduct of its business, or the ownership or operation of its business. No event has occurred, and no condition or circumstance exists, that might (with or without notice or lapse of time or both) constitute, or result directly or indirectly in, a default under, a material breach or violation of, or a failure to comply with, any Laws or Permits with respect to the conduct of the business of Company or any Company Subsidiary or the ownership or operation of Company or any Company Subsidiary. Company and each Company Subsidiary owns or possesses all material Permits that are necessary to conduct the business of Company as presently conducted and as proposed to be conducted.

(b)         None of Company, any Company Subsidiaries or any of their respective directors, officers, employees, distributors or agents while retained by Company or any Company Subsidiary or any other Person acting on behalf of any such Person have, with respect to the business of Company or any Company Subsidiary, (1) used any funds for unlawful contributions, gifts, entertainment or other unlawful payments relating to any political activity or (2) made any unlawful payment to any government official or employee or any political party or campaign or violated any provision of the U.S. Foreign Corrupt Practices Act of 1977 or the Organisation for Economic Co-operation and Development’s (OECD) Convention on Combating Bribery of Foreign Public Officials in Business Transactions or any other Law applicable to the conduct of business with Government Authorities (collectively, “Anti-bribery Laws”). True, correct and complete copies of each arrangement in effect, if any, as of the date of this Agreement between Company, on the one hand, and any foreign sales agent or foreign sales representative thereof, on the other hand, have been Made Available to Buyer.

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(c)         Neither the Company nor any Company Subsidiary has applied for or received, is or will be entitled to or is or will be the beneficiary of any grant, subsidy or financial assistance from any Government Authority.

(d)         Company and each Company Subsidiary has at all times conducted its export transactions in accordance with (1) all applicable U.S. export and re-export controls, including the United States Export Administration Act of 2001, as amended, and Regulations and Foreign Assets Control Regulations and (2) all other applicable import/export controls in other countries in which Company or any Company Subsidiary conducts business. Without limiting the foregoing:

(1)         Company and each Company Subsidiary has obtained all export licenses, license exceptions and other consents, notices, waivers, approvals, orders, authorizations, registrations, declarations, classifications and filings with any Government Authority required for (1) the export, import and re-export of products, services, software and technologies and (2) releases of technologies and software to foreign nationals located in the United States and abroad (“Export Approvals”);

(2)         Company and each Company Subsidiary is in material compliance with the terms of all Export Approvals;

(3)         There are no pending or, to the knowledge of Seller, threatened claims against Company or any Company Subsidiary with respect to such Export Approvals;

(4)         There are no actions, conditions or circumstances pertaining to Company’s or any Company Subsidiary’s export transactions that may give rise to any future claims; and

(5)         No Export Approvals for the transfer of export licenses to Buyer or Company are required, or such Export Approvals can be obtained expeditiously without material cost.

(e)         Section 2.17(e) of the Disclosure Schedule sets forth the true, complete and accurate export control classifications applicable to Company’s products, services, software and technologies.

(f)          Each material Permit (i) under which Company or any Company Subsidiary currently operates or holds any interest in any of their assets, or (ii) that is required for the operation of Company’s or any Company Subsidiary’s businesses as presently conducted or the holding of any such interest (collectively, the “Company Authorizations”) has been issued or granted to Company or Company Subsidiary, as applicable. The Company Authorizations are in full force and effect and constitute all Company Authorizations required to permit Company to lawfully operate or conduct its businesses or hold any interest in its assets.

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Section 2.18        Minute Books. Except as set forth in Section 2.18 of the Disclosure Schedule, the minute books of Company and each Company Subsidiary have been Made Available to Buyer and contain a complete and accurate summary of all meetings of directors and stockholders or actions by written consent of Company’s or Company Subsidiary’s directors or stockholders and the capital stock registers or ledgers of Company and Company Subsidiaries since their time of formation and reflect all transactions referred to in such minutes, registers or ledgers accurately in all material respects. To the extent contemporary records of meetings and/or resolutions are not available, the stockholders and directors of the Company and Nexsan US have promulgated resolutions to duly ratify all corporate actions taken prior to the date hereof.

Section 2.19        Customers. Section 2.19 of the Disclosure Schedule sets forth a complete and accurate list of all customers of the Company and each Company Subsidiary (the “Customers”). No Customer has canceled or otherwise terminated its relationship with Company or Company Subsidiary, has allowed to terminate any renewable Customer Contract that has a fixed term or has materially decreased its usage of Company’s or Company Subsidiary’s products and services, and, to the knowledge of Seller, no Customer intends to cancel or otherwise terminate its relationship with Company or Company Subsidiary or to decrease materially its usage of Company Products or service offerings of Company or Company Subsidiary or has indicated that it intends not to renew any renewable Customer Contract that has a fixed term. Neither the Company nor any Company Subsidiary has (a) received any notice or other communication from any Customer that such Customer will not continue as a customer of Company or Company Subsidiary, or after the Closing, Buyer, Company or Company Subsidiary, or that such Customer intends to terminate or materially modify existing Contracts with Company or any Company Subsidiary, or, after the Closing, Buyer, Company or any Company Subsidiary or (b) received any written complaint regarding Company’s or Company Subsidiary’s products or services.

Section 2.20        Material Contracts. Except as set forth on Section 2.20 of the Disclosure Schedule neither the Company nor any Company Subsidiary are parties to, or are they bound by:

(a)         any distributor, sales, reseller, advertising, agency, original equipment manufacturing, sales representative, data center or web hosting Contract;

(b)         any Contract between Company or Company Subsidiary, on the one hand, and any Customer (each a “Customer Contract”) on the other hand;

(c)         any continuing Contract for the purchase of materials, supplies, equipment or services;

(d)         any co-location, joint marketing, joint development or joint venture Contract;

(e)         any Contract under which Company or any Company Subsidiary is obligated to provide services at a price fixed before performance of such services (but excluding warranty and maintenance Contracts);

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(f)          any warranty or maintenance Contract under which Company or any Company Subsidiary is obligated to provide services at a price fixed before performance of such services, for which the fully burdened cost of complete performance by Company or any Company Subsidiary currently exceeds or is reasonably expected by Company to exceed such price;

(g)         any Contract that expires (or may be renewed at the option of any Person other than Company so as to expire) more than one year after the date of this Agreement;

(h)         any trust indenture, mortgage, promissory note, loan agreement or other Contract for the borrowing of money, or any Contract for any leasing transaction of the type required to be capitalized in accordance with GAAP;

(i)          any hedging, futures, options or other derivative Contract;

(j)          any agreement or Contract of guarantee, support, indemnification, assumption or endorsement of, or any similar commitment with respect to, the Liabilities of any other Person, other than such commitments made under a Customer Contract that has been Made Available;

(k)         any Contract for any capital expenditure;

(l)          any Contract in accordance with which Company is a lessor or lessee of any machinery, equipment, motor vehicles, office furniture, fixtures or other personal property;

(m)        any Contract in accordance with which Company is a lessor or lessee of any real property;

(n)         any Contract (other than Contracts of employment and Contracts for COTS Software) providing for the development of any Software, content (including textual content and visual, photographic or graphical content), technology or Intellectual Property for Company, or providing for the purchase by or license to (or for the benefit or use of) Company of any Software, content (including textual content and visual, photographic or graphical content such as a landing page or graphical user interface), technology or Intellectual Property, which Software, content, technology or Intellectual Property is used or incorporated (or is contemplated by Company to be used or incorporated) in connection with any aspect or element of Company’s products, services or technology or sold by Company;

(o)         any Contract providing a third party with rights to, or based upon, any Company Intellectual Property, except for Customer Contracts;

(p)         any Contract with any Related Party or any Person not dealt with at arms’ length;

(q)         any Contract relating to the disposition or acquisition of assets or any interest in any business enterprise, except for the sale of products or services in the ordinary course of business;

(r)          any Contract with any Government Authority;

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(s)          any Contract under which Company’s entering into this Agreement or the consummation of the Transactions would give rise to, or trigger the application of, any rights of any third party or any obligations of Company that would come into effect upon the consummation of the Transactions;

(t)          any Contract relating to settlement of any Action;

(u)         any Contract that results in any Person holding a power of attorney from

Company;

(v)         any Contract with any investment banker, broker, advisor or similar Person, or any accountant, legal counsel or other Person retained by Company, in connection with this Agreement or the Transactions;

(w)        any Contract (other than licenses for COTS Software and Open Source Materials) to which Company or any Company Subsidiary is a party under which Company, Company Subsidiary or any Related Parties thereof is a licensee or has licensed or otherwise been granted rights to or in any Intellectual Property or Software from a third party, and such rights, Intellectual Property or Software are: (i) incorporated in, integrated with, or used in connection with the Company Products and accessible by, or used by, any Customer whether as part of an installation of the Company Product or via a network; (ii) used by Company in the development of the Company Products or Developing Products; or (iii) otherwise used in or necessary to the conduct of the business of Company as presently conducted by Company other than COTS Software licenses;

(x)          Contracts relating to web services or application programming interfaces that the Company Products call or with which the Company Products interact (collectively, “Third- Party APIs”);

(y)         any database software Contract necessary for the use of the Company Products or with which the Company Products are designed to interoperate; or

(z)          any Contract that does not fall into one of the above-listed categories.

Each Contract disclosed in Section 2.8, this Section 2.20 or Section 2.21 of the Disclosure Schedule, or required to be disclosed under Section 2.8, this Section 2.20 or Section 2.21 is referred to herein as a “Material Contract.” A true and complete copy of each Material Contract has been Made Available to Buyer. All Material Contracts are in executed written form, and Company or Company Subsidiary, as applicable, has performed all of the material obligations required to be performed by it and is entitled to all benefits under, and neither the Company nor any Company Subsidiary is in default of any material provision in respect of, any Material Contract. Each of the Material Contracts is a valid and binding agreement of Company or Company Subsidiary, as applicable, and, to the knowledge of Seller, the other parties thereto, subject to the effect, if any, of applicable bankruptcy and other similar Laws affecting the rights of creditors generally and rules of law governing specific performance, injunctive relief and other equitable remedies, and there exists no default or event of default or event, occurrence, condition or act, which could reasonably be expected to result in Company or Company Subsidiary, as applicable, not enjoying all economic benefits that Company or Company Subsidiary, as applicable, enjoyed before the Closing and to which it is entitled post-Closing under any Material Contract. Immediately following the Closing Date, Company and Company Subsidiaries will maintain its rights under the Material Contracts without the payment of any additional amounts of consideration (other than ongoing fees, royalties or payments that Company or Company Subsidiary would otherwise be required to pay in accordance with the terms of such Material Contracts had the Transactions not occurred).

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Section 2.21         Property.

(a)         Neither the Company nor any Company Subsidiary owns (other than in the form of a leasehold or similar interest) or has ever owned any real property.

(b)         Company and each Company Subsidiary has good and marketable title to, or, in the case of leased or licensed Assets and Properties, marketable leasehold or license interests in, all of its tangible Assets and Properties, used or held for use in its business, free and clear of any Encumbrances, and such properties and assets have been maintained in accordance with the ordinary course of business save for normal tear and wear, except (1) as reflected in the Interim Balance Sheet, and (2) liens for Taxes not yet due and payable. Section 2.21 of the Disclosure Schedule lists, and a true, correct and complete copy of each real property lease to which Company is a party has been Made Available to Buyer.

(c)         The tangible Assets and Properties owned, leased or licensed by Company or any Company Subsidiary are in good condition and repair in all material respects (subject to normal wear and tear) and constitute all of the material tangible assets and properties necessary to conduct the business of Company or any Company Subsidiary as currently conducted.

(d)         All interests held by Company or any Company Subsidiary as lessee or licensee of real property are free and clear of all Encumbrances, Company has enjoyed uninterrupted and undisputed possession of the real properties that have been taken on lease or license by Company or any Company Subsidiary (“Leased Real Property”), and there are no disputes with respect to any such lease or license.

(e)         All payments required to be made by Company or any Company Subsidiary under the Leased Real Property have been duly paid and neither the Company nor any Company Subsidiary is in default in performing any of its obligations under any Contract with respect to the Leased Real Property.

(f)          Neither the Company nor any Company Subsidiary has sub-leased or sub- licensed, or otherwise granted to any Person, the right to use or occupy any real property.

Section 2.22         Brokers and Finders. No Person has acted as a broker, finder or financial advisor for Parent, Seller, Company, or their Affiliates or any Related Parties in connection with the negotiations relating to the Transactions, and no Person is entitled to any fee or commission or similar payment in respect thereof from Parent, Seller, Company, or their Affiliates or Related Parties, Buyer, or any of their respective Affiliates or Related Parties based in any way on any agreement, arrangement or understanding made by or on behalf of Parent, Seller, Company, or their Affiliates or Related Parties.

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Section 2.23        Environmental Matters. Except for those matters set forth on Section 2.23 of the Disclosure Schedule, (a) the Company and the Company’s Subsidiaries are and for the last three (3) years have been in compliance in all material respects with all applicable Environmental Laws, (b) the Company and the Company’s Subsidiaries have for the last three (3) years obtained, maintained and complied in all material respects with, and are in compliance in all material respects with, all Permits materially required under Environmental Laws for the operation of their respective businesses and the occupancy of the Leased Real Property, (c) there is no investigation, suit, claim, action or proceeding relating to material Liabilities arising under any Environmental Laws that is pending or, to the knowledge of Seller, threatened against the Company or any of the Company’s Subsidiaries or any real property or facility owned, operated or leased by the Company or any of the Company’s Subsidiaries, (d) neither the Company nor any of the Company’s Subsidiaries has received any written notice of or entered into any Order involving uncompleted, outstanding or unresolved requirements relating to material Liabilities to the Company or any of the Company’s Subsidiaries arising under Environmental Laws, and (e) to the Knowledge of the Company, Hazardous Substances are not present at or about any of the real properties or facilities currently or formerly owned, operated or leased by the Company or any of the Company’s Subsidiaries, or at any other location for which the Company or the Company’s Subsidiaries are responsible, in amount or condition that would reasonably be expected to result in material Liabilities to the Company or any of the Company’s Subsidiaries relating to or arising under any Environmental Laws.

Section 2.24         Restrictions on Conduct of Business of Company. Since July 31, 2018 through the Closing Date, Seller has not and Parent has not caused the Seller to do any of the following:

(a)	Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its issued capital stock, or split, combine or reclassify any of its capital stock issue or authorize the issuance of any capital stock of the Company or any Company Subsidiary or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or repurchase, redeem or otherwise acquire, directly or indirectly, any shares of its capital stock;

(b)	Issue or grant any debt or equity securities or agree to issue or grant any debt or equity securities;

(c)	Make any loans or advances to, or any investments in or capital contributions to, any Person, or forgive or discharge in whole or in part any outstanding loans or advances, other than advances to employees and consultants for travel and other expenses in the ordinary course of business consistent with past practice;

(d)	Pay, discharge or satisfy any claim, liability or obligation, other than in the ordinary course of business consistent with past practice other than the payment, discharge or satisfaction of liabilities reflected or reserved against on the June 30, 2018 Balance Sheet.

(e)	Operate any of the businesses of the Company or any Company Subsidiary outside the ordinary course of business consistent with past practice.

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Section 2.25        Representations. To Seller’s knowledge, no representation or warranty related to Company or any Company Subsidiary in this Agreement, nor any statement, certificate or other document related to Company or any Company Subsidiary furnished or to be furnished to Buyer pursuant hereto, nor the exhibits and schedules hereto, contains or, on the Closing Date, will contain any untrue statement of a material fact, or omits to state or, on the Closing Date, will omit to state, a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF SELLER

As an inducement to Buyer to enter into this Agreement and to consummate the Transactions, Parent and Seller hereby, jointly and severally, represent and warrant to Buyer, on the date hereof and on the Closing Date, as follows:

Section 3. 1         Organization and Power. Each of Parent and Seller (a) is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization, (b) has all requisite power and authority to own its assets and to carry on its business as now conducted and as proposed to be conducted and (c) is qualified to do business and in good standing in every jurisdiction where such qualification is required. Neither the Parent nor Seller is in violation of any of the provisions of its certificate of incorporation or bylaws, and no changes thereto are pending.

Section 3.2           Authority of Seller; Enforceability. Parent and Seller each have all requisite power and authority to execute, deliver and perform its obligations under this Agreement and the Related Agreements to which they are a party and to consummate the Transactions and the transactions contemplated by the Related Agreements. The execution, delivery and performance of this Agreement and the Related Agreements to which Parent and/or Seller are a party and the consummation of the Transactions and the transactions contemplated by the Related Agreements by Parent and/or Seller have been duly authorized by all requisite action on the part of Parent and/or Seller and no further action is required on the part of Parent and/or Seller to authorize this Agreement and the Related Agreements to which they are a party. The board of directors (or equivalent governing body) of the Parent and Seller, by resolutions duly adopted (and not thereafter modified or rescinded) at a meeting duly called and held or by unanimous written consent, has approved this Agreement and the Transactions (to the extent applicable to such entity) and determined that this Agreement and the terms and conditions of the Transactions are advisable and in the best interests of Parent and Seller. This Agreement constitutes and, upon execution and delivery thereof, the other Related Agreements will constitute (assuming due authorization, execution and delivery of such agreements by all other parties thereto), legal, valid and binding obligations of Parent and Seller, enforceable against Parent and Seller in accordance with their respective terms, subject only to the effect of (a) applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws now and hereunder in effect relating to the rights of creditors generally and (b) rules of law and equity governing specific performance, injunctive relief and other equitable remedies.

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Section 3.3          Ownership of Shares. Seller is the sole registered owner of the Shares. The Shares are owned by Seller beneficially and of record, free and clear of all Encumbrances and preemptive rights except as created pursuant to the Seller Security Agreement. The Shares constitute all of the equity interest in Company owned, beneficially or of record and Seller has no other rights to acquire equity or other interests in Company. Except under this Agreement, the Shares are or will be owned by Seller on the referenced date are not and will not be subject to any Encumbrances except as created pursuant to the Seller Security Agreement, and Seller has not granted any rights to purchase, and has no obligation to transfer, assign or otherwise dispose of, the Shares to any other Person. Seller has the sole right to transfer the full legal and beneficial ownership of such Shares free from all Encumbrances to Buyer. Immediately following the Closing, Buyer will own such Shares free and clear of all Encumbrances other than those arising hereunder or Encumbrances that may result from the assets, liabilities or operations of Buyer or its Affiliates (other than Company and its Subsidiaries).

Section 3.4          Ownership of Drobo Note. Parent is the sole owner of the Drobo Note. The Drobo Note is owned by Seller beneficially and of record, free and clear of all Encumbrances and preemptive rights. Parent has not granted any rights to purchase, and has no obligation to transfer, assign or otherwise dispose of, the Drobo Note to any other Person. Immediately following the Closing, the Drobo Note will be deemed paid in full and no further amounts due or owing thereunder.

Section 3.5          No Conflicts. Neither the execution, delivery or performance of any Related Agreements, nor the consummation of any Transaction, by Seller, will, directly or indirectly (with or without notice or the lapse of time):

(a)          in any material respect, contravene, conflict with or result in a violation of any Law or Order applicable to Seller or the Shares;

(b)         contravene, conflict with, result in a violation or breach of any term of, constitute a default or an event that (with or without notice or lapse of time) would, or would reasonably be expected to, constitute a material default under, result in the acceleration of or create in any Person the right to revoke, withdraw, suspend, cancel, terminate, accelerate the maturity or performance of or modify in any material respect, or declare a material default under, any Contract to which Seller is a party or material Permit held by Seller;

(c)          result in the creation or imposition of any Encumbrances on the Shares; or

(d)         require any Consent, Order, Permit, release, declaration, or filing with or notice to any Government Authority except with respect to any disclosures hereof or thereof by Parent in accordance with its obligations under federal securities laws.

Section 3.6           No Actions; No Orders. There are no outstanding Orders and no unsatisfied judgments, penalties or awards against or affecting the Shares. Neither Seller nor, to the knowledge of Seller, any other Person, has received any written notice or other communication regarding (i) any Order against or affecting the Shares or (ii) any actual, alleged or potential failure to comply with any Order to which the Shares have at any time been subject.

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Section 3.7           No Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from Seller or any of its Affiliates in connection with any Transaction.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller as follows:

Section 4.1           Organization and Power. Buyer (a) is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization, (b) has all requisite power and authority to own its property and assets and to carry on its business as now conducted and as proposed to be conducted and (c) is qualified to do business and is in good standing in every jurisdiction where such qualification is required, except where the failure so to qualify could not reasonably be expected to result in a Material Adverse Effect on Buyer.

Section 4.2           Authorization; Enforceability. Buyer has the power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the Transactions. The execution, delivery and performance of this Agreement and the consummation of the Transactions by Buyer has been duly authorized by all requisite corporate or comparable organizational action on the part of it and its stockholders. This Agreement has been duly executed and delivered by Buyer and, assuming due authorization, execution and delivery by the other Parties, represents the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject to the effect of (a) applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws now and hereunder in effect relating to the rights of creditors generally and (b) rules of law and equity governing specific performance, injunctive relief and other equitable remedies.

Section 4.3           Noncontravention.

(a)          The execution, delivery and performance of this Agreement and the consummation of the Transactions by Buyer do not and will not (1) conflict with, result in or constitute a material violation of or default under (with or without notice, lapse of time or both), give rise to a right of termination, cancellation, renegotiation, modification or acceleration of any obligation or loss of any benefit under or require consent, approval or waiver from any Person in each case in accordance with any provision of the organizational documents of Buyer, (2) conflict with, result in or constitute a material violation of or default under (with or without notice, lapse of time or both), give rise to a right of termination, cancellation, renegotiation, modification or acceleration of any obligation or loss or modification of any benefit under or require consent, approval or waiver from any Person in accordance with any Contract, Permit or Law applicable to Buyer, or (3) otherwise have an adverse effect upon the ability of Buyer to consummate the Transactions.

(b)          No Permit or Order of, or registration or filing with or declaration or notification to, any Government Authority is required by or with respect to Buyer in connection with the execution, delivery and performance of this Agreement or the Related Agreements or the consummation of the Transactions.

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ARTICLE 5

ADDITIONAL AGREEMENTS

Section 5.1           [Intentionally deleted.]

Section 5.2           [Intentionally deleted.]

Section 5.3           [Intentionally deleted.]

Section 5.4         Confidentiality. The Parties acknowledge that Parent and an Affiliate of Buyer executed a Confidentiality, Non-Circumvention and Non-Solicitation Agreement dated June 1, 2018 (the “Confidentiality Agreement”), which will continue in full force and effect in accordance with its terms.

Section 5.5          Public Announcements. Seller and Parent will not, and will cause its stockholders, members, partners, officers, counsel, advisors, employees, and any other representatives not to, and, prior to the Closing, will cause Company and its stockholders, members, partners, officers, counsel, advisors, employees, and any other representatives not to, issue or cause the publication of any press release or other disclosure with respect to this Agreement or the Transactions, except as required by Law, without prior approval of Buyer, except as and to the extent disclosure is required by Company’s stockholders to their respective Tax or financial advisors for purposes of complying with such stockholders’ Tax obligations or other reporting obligations under Law arising out of the Transactions.

Section 5.6           Regulatory Consents; Cooperation.

(a)          Buyer will and Seller shall cause Company to take commercially reasonable actions necessary to (1) comply promptly with all legal requirements which may be imposed on it with respect to the consummation of the Transactions, (2) promptly cooperate with and furnish information to any Party necessary in connection with any such requirements imposed upon such other Party in connection with the consummation of the Transactions, (3) obtain or make (and cooperate with the other Parties in obtaining or making) any consent, waiver, approval, Order or authorization of, or any registration, declaration or filing with, any Person, Government Authority or any counterparties to any Contract required to be obtained or made in connection with the Transactions, including in connection with those Contracts and Permits listed in Section 2.4(a)(3) of the Disclosure Schedule, so as to preserve all rights of, and benefits to, Company under such Contract or Permit from and after the Closing, and (4) promptly furnish any information requested, and promptly cooperate to make any filings requested to be made, by any Government Authority in connection with the Transactions. Promptly after the date of this Agreement, Seller shall cause Company to consult with Buyer in respect of each notice required to be sent in connection with the Transactions under any Contract to which Company is a party or Permit held by Company, including those Contracts and Permits listed in Section 2.4(a)(4) of the Disclosure Schedule, and then promptly send each such notice. Such consents, waivers, approvals and notices shall be in a form acceptable to Buyer.

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(b)          In no event will Buyer be obligated to (1) divest any of its businesses, product lines or assets, or to agree to any divestiture of Company’s businesses, product lines or assets, or (2) take or agree to take any other action or agree to any limitation that individually or in the aggregate could reasonably be expected to have a Material Adverse Effect on Company after the Closing Date.

Section 5.7           [Intentionally deleted.]

Section 5.8           [Intentionally deleted.]

Section 5.9           Expenses.

(a)         Whether or not the Transactions are consummated, Buyer shall be responsible for its own expenses and costs that it incurs with respect to the negotiation, execution, delivery and performance of this Agreement. Without limiting or expanding the foregoing, Parent and Seller, jointly and severally, shall be responsible for all fees and expenses incurred by it, Seller, Company, or on their or Company’s behalf in connection with the Transactions including all legal, accounting, financial advisory, consulting, finders and all other fees and expenses of third parties incurred by them in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the Transactions (the “Transaction Expenses”). Buyer shall be entitled to recover the amount of such Transaction Expenses of Company, Seller, Parent or their Affiliates paid by Buyer the Company or any Company Subsidiary post-Closing, if any, starting with dollar one and disregarding the Indemnification Threshold provided for in Section 8.4(a) from the Escrow Fund in accordance with Article 8.

Section 5.10         Indebtedness. Parent and Seller, jointly and severally, shall be responsible for all Company Indebtedness which are not accrued for on the Closing Balance Sheet other than the IOENGINE Pre-Payment Agreement and Buyer shall be entitled to recover the amount of such Company Indebtedness, if any, starting with dollar one and disregarding the Indemnification Threshold provided for in Section 8.4(a) from the Escrow Fund in accordance with Article 8.

Section 5.11         [Intentionally deleted.]

Section 5.12         Tax Matters.

(a)          FIRPTA Compliance. Seller shall cause Company to, at the Closing, deliver to Buyer the following: (1) a FIRPTA Notification Letter addressed to Buyer, dated as of the Closing Date and duly executed by Company and satisfying each of the requirements of Treasury Regulations Sections 1.1445-2(c)(3) and Section 1.897-2(h) and stating that Company has never been a United States Real Property Holding Corporation as defined in Section 897(c)(2) of the Code within the applicable period set forth in Section 897(c)(1)(A)(ii) of the Code, and that no interest in Company is a United States Real Property Interest as defined in Section 897(c)(1) of the Code, and (2) a notice to the IRS, in accordance with the requirements of Treasury Regulation Section 1.897-2(h)(2), dated as of the Closing Date, executed by Company, together with written authorization for Buyer to deliver such notice to the IRS after the Effective Time.

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(b)          Termination of Tax Sharing Agreements. Seller shall cause all Tax sharing, allocation, indemnity or similar agreements with respect to or involving Company to be terminated as of the Closing Date with the result that Company shall not have any further liability thereunder.

(c)          Termination of Powers of Attorney. Seller shall cause any power of attorney with respect to Taxes or Tax Returns of Company to be terminated as of the Closing Date.

(d)          In the case of any Taxable period that includes but does not end on the Closing Date (a “Straddle Period”), the amount of Pre-Closing Tax Liabilities based on or measured by income or receipts or relating to any sales or use Tax will be determined based on an interim closing of the books as of the close of business on the Closing Date, and the amount of any Pre-Closing Tax Liabilities not based on or measured by income or receipts or relating to any sales or use Tax for a Straddle Period will be deemed to be the amount of such Tax for the entire period multiplied by a fraction, the numerator of which is the number of days in the portion of the Straddle Period ending at the end of the day that is the Closing Date and the denominator of which is the number of days in such Straddle Period.

(e)          Pre-Closing Returns. Buyer shall, at its own expense, timely prepare or cause to be timely prepared all Tax Returns required to be filed by Company for Tax periods ending on or before the Closing Date. All such Tax Returns (each, a “Pre-Closing Return”) shall be prepared in a manner consistent with past practice of Company and, on such Tax Returns, no position shall be taken, election made, or method adopted that is inconsistent with positions taken, elections made, or methods used in preparing and filing similar Tax Returns in prior periods. Parent and Seller shall cooperate with Buyer in connection with the preparation of the Pre-Closing Returns, including providing Buyer with reasonable access to the books and records of Company and other information necessary to the preparation of the Pre-Closing Returns.

Section 5.13        Financial Statements. Seller shall cause Company to have prepared and delivered to Buyer, three Business Days before the Closing, (a) a good faith estimate of Company’s balance sheet as of the Closing Date, without giving effect to the Transactions occurring on the Closing Date, and (b) Company’s unaudited balance sheet as of, and statements of operations and statements of cash flows for the fiscal year to, the last day of the month immediately preceding the fifth day before the Closing Date.

Section 5.14         Contracts with Parent, Seller and Related Parties.

Promptly following Closing, Parent and Seller shall provide commercially reasonable assistance as necessary to terminate all Contracts between Company, on the one hand, and any Related Parties (excluding those Related Parties who are directors or officers of Company post-Closing and are acting in their capacity as such), on the other hand, on or prior to the Closing Date, in each case without any remaining Liability on the part of Company or Company or Buyer as a result of or in connection with such termination or such Contract. Each Grantor, hereby irrevocably constitutes and appoints Buyer and any Related Parties of Buyer, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of such entity and in the name of such entity or in its own name, to terminate the Contracts referred to in the immediately preceding sentence.

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Section 5.15         Further Assurances. On the terms and subject to the conditions set forth in this Agreement, each of the Parties will, and Seller will cause Company where applicable to, use commercially reasonable efforts and cooperate with each other Party to take, or cause to be taken all actions, and do, or cause to be done, all things necessary, appropriate or desirable to consummate and make effective, in the most expeditious manner practicable, the Transactions, including the satisfaction of the respective conditions set forth in Article 6. Without limiting the foregoing and subject to the terms of this Agreement, if an Order preventing the consummation of any of the Transactions will have been issued by a court of competent jurisdiction, each Party will, and Seller will cause Company where applicable to, use its commercially reasonable efforts to have such Order lifted. Each Party, at the request of the other Parties, will, and Seller will cause Company where applicable to, execute and deliver such documents and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of the Transactions. In the event that after the date of this Agreement, any holder of a Company Option exercises such Company Option to become a holder of Shares, the Seller shall cause, or shall cause Company to cause, such holder to execute a counterpart signature page hereto as a Seller, and such Person shall thereby be bound by, and subject to, all of the terms and provisions of this Agreement applicable to Seller.

Section 5.16        Special Intellectual Property Remedy. If at any time after the date of this Agreement, any Party becomes aware of any matter hereafter arising or any information obtained after the date of this Agreement that, if existing, occurring, or known at or before the date of this Agreement, would have been required to be set forth or described in Section 2.10(c) of the Disclosure Schedule, then (a) if such Party is Parent or Seller, Parent or Seller will notify Buyer promptly of such matter; and (b) if Buyer requests, then Seller shall cause any Related Party of Company, or any IP Worker of Company, or any Related Party of Company as applicable, to assign to Company all right, title and interest in any Intellectual Property created, conceived, reduced to practice, made, or developed by such Person.

Section 5.17         Release.

(a)         Release of Claims. Parent and Seller, on behalf of itself and its predecessors, successors, assigns, their past, present and future officers, agents directors employees, investors, stockholders Affiliates, administrators, beneficiaries, and representatives and the beneficiaries, heirs, executors, and representatives of any of them (the “Seller Releasing Parties”), effective as of the Closing, fully, finally and irrevocably releases, acquits and forever discharges Buyer, Company, Company Subsidiaries each of their respective Affiliates, officers directors, employees, attorneys, investment bankers, agents, predecessors, successors and assigns of Buyer, Company and Company Subsidiaries, and the beneficiaries, heirs, executors, representatives of any of them (collectively, the “Seller Released Parties”) from any and all Actions, Liabilities, costs and expenses of every kind and nature whatsoever, whether arising from any express, implied, oral or written Contract or otherwise, known or unknown, past, present or future, suspected or unsuspected, at law or in equity, contingent or otherwise (collectively, a “Seller Potential Claim”), that the Seller Releasing Parties, or any of them, had, has or may have in the future against any of the Seller Released Parties for any matter, cause or thing relating to Company and/or any Company Subsidiary, or any of their employees, officers and directors occurring at any time at or prior to the Effective Time including without limitation the Company Indebtedness, (subject to the exceptions described below, the “Seller Released Matters”), except that the Seller Released Matters do not include, and nothing in this Agreement will affect or be construed as a waiver or release by the Seller Releasing Parties of, any Seller Potential Claim by the Seller Releasing Parties arising from or relating to: (i) any rights or benefits available to any Seller Releasing Party under this Agreement, the Escrow Agreement or any Related Agreement entered into by the Seller Releasing Parties in connection with the Transactions, and (ii) claims that cannot be released as a matter of Law.

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(b)         Release of Claims. Company and Buyer, on behalf of itself and its predecessors, successors, assigns, their past, present and future officers, agents directors employees, investors, stockholders Affiliates, administrators, beneficiaries, and representatives and the beneficiaries, heirs, executors, and representatives of any of them (the “Buyer Releasing Parties”), effective as of the Closing, fully, finally and irrevocably releases, acquits and forever discharges Parent, Seller each of their respective Affiliates, officers directors, employees, attorneys, investment bankers, agents, predecessors, successors and assigns of Buyer, Company and Company Subsidiaries, and the beneficiaries, heirs, executors, representatives of any of them (collectively, the “Buyer Released Parties”) from any and all Actions, Liabilities, costs and expenses of every kind and nature whatsoever, whether arising from any express, implied, oral or written Contract or otherwise, known or unknown, past, present or future, suspected or unsuspected, at law or in equity, contingent or otherwise (collectively, a “Buyer Potential Claim”), that the Buyer Releasing Parties, or any of them, had, has or may have in the future against any of the Buyer Released Parties for any matter, cause or thing relating to Company and/or any Company Subsidiary, or any of their employees, officers and directors occurring at any time at or prior to the Effective Time (subject to the exceptions described below, the “Buyer Released Matters”), except that the Buyer Released Matters do not include, and nothing in this Agreement will affect or be construed as a waiver or release by the Buyer Releasing Parties of, any Buyer Potential Claim by the Buyer Releasing Parties arising from or relating to: (i) any rights or benefits available to any Buyer Releasing Party under this Agreement, the Escrow Agreement or any Related Agreement entered into by the Buyer Releasing Parties in connection with the Transactions, and (ii) claims that cannot be released as a matter of Law and (iii) Geoff Barrall and John Westfield.

(c)          Covenant Not to Sue. Parent and Seller irrevocably covenant, effective as of the Closing, to refrain from, and, if it controls any of the Seller Releasing Parties, to cause the Seller Releasing Parties to refrain from, asserting any Potential Claim or commencing, instituting or causing to be commenced any Action against any of the Seller Released Parties, before any Government Authority or in any other forum whatsoever, that arises out of, relates in any way to, or is based on any of the Seller Released Matters. Company and Buyer irrevocably covenant, effective as of the Closing, to refrain from, and, if it controls any of the Buyer Releasing Parties, to cause the Buyer Releasing Parties to refrain from, asserting any Potential Claim or commencing, instituting or causing to be commenced any Action against any of the Buyer Released Parties, before any Government Authority or in any other forum whatsoever, that arises out of, relates in any way to, or is based on any of the Buyer Released Matters.

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(d)          Release Does Not Constitute an Admission. Parent and Seller acknowledge and agree that neither this Section 5.17 nor the furnishing of the consideration for the release given under this Section 5.17 will be deemed or construed at any time to be an admission by any Seller Released Party of any improper or unlawful conduct. Company and Buyer acknowledge and agree that neither this Section 5.17 nor the furnishing of the consideration for the release given under this Section 5.17 will be deemed or construed at any time to be an admission by any Buyer Released Party of any improper or unlawful conduct.

(e)          Basis of Defense; Attorney Fees. Effective from the Closing, this Section 5.17 may be pleaded by the Seller Released Parties or Buyer Released Parties, as applicable as a full and complete defense and may be used as the Basis for any injunction against any Action instituted or maintained against them in violation of this Section 5.17(e), in each case to the extent related to a Seller Released Matter or Buyer Released Matter, as applicable.

(f)          Waiver of Unknown Claims. Parent, Seller, Company and Buyer, on behalf of themselves and their respective Seller Releasing Parties or Buyer Releasing Parties, as applicable, effective as of the Closing, expressly waives any rights it may have under any Law that provides that a general release does not or may not extend to claims that the releasor does not know or suspect to exist in the releasor’s favor at the time of executing the release. Parent, Seller, Company and Buyer each acknowledges, and each of their respective Seller Releasing Parties or Buyer Releasing Parties, as applicable, shall be deemed to have acknowledged, that the inclusion of such unknown Potential Claims for any Seller Released Matter or Buyer Released Matter, as applicable, herein was separately bargained for and was a key element of the release set forth in this Section 5.17(f). Parent, Seller, Company and Buyer each acknowledges, and their respective Seller Releasing Parties or Buyer Releasing Parties, as applicable, will be deemed to have acknowledged, that it or they may hereafter discover facts which are different from or in addition to those that they may now know or believe to be true with respect to any and all Seller Potential Claims or Buyer Potential Claims, as applicable, released under this Agreement and agree that all such unknown Seller Potential Claims or Buyer Potential Claims are nonetheless released and that this Agreement will be and remain effective in all respects even if such different or additional facts are subsequently discovered. With respect to any and all Seller Potential Claims or Buyer Potential Claims for any Seller Released Matter or Buyer Released matter, each of Parent, Seller, Company and Buyer effective as of the Closing, expressly waives, and the other Seller Releasing Parties or Buyer Releasing Parties, as applicable, are deemed to have expressly waived, any and all provisions, rights and benefits conferred by Cal. Civ. Code § 1542 or any Law of any jurisdiction or principle of common law that is similar, comparable or equivalent to Cal. Civ. Code § 1542, which provides:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

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Section 5.18         Non-Solicitation and Non-Competition.

(a)          During the Restricted Period, each of the Parent, Seller and their Affiliates and respective Related Parties shall not, directly or indirectly through another Person: (i) solicit or induce, or cause others to solicit or induce, or any Workers or independent consultants of the Company or any Company Subsidiary to leave the Company or any Company Subsidiary or in any way modify their relationship with the Company or any Company Subsidiary; (ii) hire, employ or enter into a consulting relationship with any Worker, (iii) encourage or assist in the hiring process of any Workers or in the modification of any such Worker’s relationship with the Company or any Company Subsidiary, or cause others to participate, encourage or assist in the hiring process of any; or (iv) solicit the trade or patronage of any suppliers, clients, customers or other business relations of the Company or any Company Subsidiary on behalf of, at the direction of or to assist any Person or enterprise that is competitive with the Business or in any way interfere with the relationship between any supplier, customer, client or other business relation of the Company or any Company Subsidiary (including, without limitation, inducing such Person to cease doing business with Buyer or any of its Affiliates or Subsidiaries (including the Company and the Company Subsidiaries) or making negative statements or communications about Buyer or any of its Affiliates or Subsidiaries (including the Company and the Company Subsidiaries).

(b)          Other than in connection with providing services for and at the direction of the Company, during the Restricted Period, each of Parent, Seller and their Affiliates and their respective Related Parties shall not, either directly or indirectly as a stockholder, investor, partner, consultant, advisor or otherwise, (i) design, develop, manufacture, market, sell or license any product or provide any service anywhere in the world which is competitive with any product designed, developed (or under development), manufactured, sold or licensed or any service provided by the Company (the “Business”) or (ii) own, invest in, operate, manage, control, engage or participate (whether as an officer, director, manager, employee, partner, sole proprietor, agent, representative, independent contractor, executive, franchisor, franchisee, creditor, owner or otherwise) in the Business anywhere in the world; provided, however, that notwithstanding the foregoing, neither Parent, Seller or any of their Affiliates shall be prohibited from collectively owning, directly or indirectly, solely as a passive investment, up to 1% of any class of “publicly- traded securities” of a company engaged in the Business, in which “publicly-traded securities” shall mean securities that are traded on a national securities exchange.

(c)          Each of Parent, Seller and each of their Affiliates acknowledges that the Buyer would not consummate the transactions contemplated by this Agreement unless the covenants provided for in this Section 5.18 were in full force and effect and a binding and enforceable contract of each of Parent, Seller or any of their Affiliates. Each of Parent, Seller and each of their Affiliates further acknowledges that the geographical restriction contained in Section 5.18(b) is reasonable in all respects and necessary to protect the goodwill of the Business and that, without such protection, the Buyer’s and the Company’s and the Company Subsidiary’s customer and supplier relationships and competitive advantage would be adversely affected. Each of Parent, Seller and each of their Affiliates agrees that the covenants and agreements made in this Section 5.18 shall be construed as agreements independent of any other provisions of this Agreement and shall survive any order of a court of competent jurisdiction terminating any other provision of this Agreement.

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ARTICLE 6

CONDITIONS TO THE CLOSING

Section 6.1           Conditions to Obligations of Each Party. The respective obligations of each Party to consummate the Transactions will be subject to the satisfaction at or before the Closing of each of the following conditions, which may be waived in a written agreement of Parent and Buyer:

(a)          No Injunctions or Restraints; Illegality. No Order or other legal or regulatory restraint or prohibition preventing the consummation of the Transactions will be in effect, and no Action will have been brought by a Government Authority seeking any of the foregoing be pending or threatened. No action taken by any Government Authority, and no statute, rule, regulation or Order will have been enacted, entered, enforced or deemed applicable to the Transactions, which makes the consummation of the Transactions illegal.

(b)          Governmental Approvals. Buyer, Parent and Seller will have timely obtained from each Government Authority all approvals, waivers and consents, if any, necessary for consummation of, or in connection with, the Transactions.

Section 6.2           Additional Conditions to Obligations of Seller. The obligations of Parent and Seller to consummate the Transactions will be subject to the satisfaction, or written waiver by Parent, at or before the Closing of each of the following conditions (each such condition being solely for the benefit of Seller and capable of being waived by Seller in its sole discretion without notice, liability or obligation to any Person):

(a)          Representations, Warranties and Covenants of Buyer. Each of the representations and warranties made by Buyer in this Agreement that is qualified by reference to materiality or Material Adverse Effect will be true and correct, and each of the other representations and warranties made by Buyer in this Agreement will by true and correct in all material respects, as of the date of this Agreement and at and as of the Closing Date as if made on that date (except in any case that representations and warranties that expressly speak as of a specified date or time need only be true and correct or true and correct in all material respects, as applicable, as of such specified date or time). Buyer will have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by it at or before the Closing.

(b)          Receipt of Closing Deliveries. Representative will have received a copy of the Escrow Agreement duly executed by Buyer and the Escrow Agent.

Section 6.3           Additional Conditions to Obligations of Buyer. The obligations of Buyer to consummate the Transactions will be subject to the satisfaction, or written waiver by Buyer, at or before the Closing of each of the following conditions (each such condition being solely for the benefit of Buyer and capable of being waived by Buyer in its sole discretion without notice, liability or obligation to any Person):

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(a)          Representations, Warranties and Covenants Related to Company and of Seller. As of the date of this Agreement and as of the Closing Date as if made on that date, (1) each of the representations and warranties related to Company in this Agreement that is qualified by reference to materiality or Material Adverse Effect and the representations and warranties related to Company in Section 2.3(a) will be true and correct, and (2) each of the other representations and warranties related to Company in this Agreement will be true and correct in all material respects, except in the case of clauses (1) and (2) that representations and warranties that expressly speak as of a specified date need only be true and correct or true and correct in all material respects, as applicable, as of such specified date. As of the date of this Agreement and as of the Closing Date as if made on that date, (3) each of the representations and warranties made by Seller and Parent under Articles 2 and 3 that is qualified by reference to materiality or Material Adverse Effect will be true and correct, and (4) each of the other representations and warranties made by Seller and Parent under Articles 2 and 3will be true and correct in all material respects, except in the case of clauses (3) and (4) that representations and warranties that expressly speak as of a specified date need only be true and correct or true and correct in all material respects, as applicable, as of such specified date. Seller will have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by Seller and/or Parent at or before the Closing.

(b)         Receipt of Closing Deliveries. Buyer will have received each of the other agreements, instruments and other documents required to be delivered to it at or before the Closing as set forth in Exhibit A, and all such agreements, instruments and other documents will be effective and will not have been revoked by the Persons executing same.

(c)          Injunctions or Restraints on Conduct of Business. No Order or Law limiting or restricting Buyer’s ownership, conduct or operation of the business of Company following the Closing Date will be in effect. No Action or request before any Government Authority seeking any additional information, seeking to obtain from Buyer or Company or any of their respective Affiliates in connection with the Transactions any damages, or seeking any other relief shall be pending or threatened that in each case could reasonably be expected to materially limit or restrict the ability of Company following the Transactions to own and conduct the assets and businesses owned and conducted by Company before the Transactions.

(d)          No Material Adverse Change. No event or condition of any character that has had or is reasonably likely to have a Material Adverse Effect on Company shall have occurred since the date of this Agreement.

(e)          Termination of Company Options and Company Stock Plans. Each outstanding Company Option shall have been cancelled and either cashed-out or terminated without consideration at the Effective Time in accordance with Section 1.4, and each Company Stock Plan shall have been terminated.

(f)           Retention of Employees. Each of the Workers listed on Schedule 6.3(f) (the “Key Employees”) will be employed on an at-will basis by the Company or a Company Subsidiary immediately before the Closing Date. This Section 6.3(f) is not intended to confer upon such individuals any rights or remedies hereunder. Nothing herein shall be deemed to amend the terms of employment of such individuals. To the greatest extent permitted by Law, as of the Closing all such employees will be at-will employees of Buyer or one of its Affiliates and will not be guaranteed employment by Company, Buyer or any of their Affiliates for any fixed term.

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(g)         Seller-Humilis Agreement. As of the Closing Date, the Seller-Humilis Agreement shall have been executed and in full force and effect (subject to Law).

ARTICLE 7

TERMINATION, AMENDMENT, AND WAIVER

Section 7.1           Termination. At any time before the Effective Time, this Agreement may be terminated as follows:

(a)          by written consent of Buyer, Parent and Seller;

(b)          by Buyer, Parent or Seller, if the Effective Time shall not have occurred on or before August 17, 2018 (the “Termination Date”), except that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any Party that is in material breach of this Agreement and such breach of this Agreement has resulted in the failure of the Closing to occur on or before the Termination Date;

(c)          by Buyer, Parent or Seller, if (1) there is a final non-appealable Order in effect preventing consummation of the Transactions or (2) there is any statute, rule, regulation or Order enacted, promulgated or issued or deemed applicable to the Transactions by any Government Authority that would make consummation of the Transactions illegal;

(d)         by Buyer, if Parent, Company or Seller has breached any representation, warranty or covenant contained herein and (1) such breach has not been cured within 30 days after Buyer’s notice to Parent or Seller of such breach (except that no such cure period will be available or applicable to any such breach which by its nature cannot be cured) and (2) if not cured at or before the Closing, such breach would result in the failure of any of the conditions set forth in Section 6.1, Section 6.3(a) or Section 6.3(d) to be satisfied (except that the termination right under this Section 7.1(d) will not be available to Buyer if Buyer is at that time in material breach of this Agreement);

(e)          by Buyer, if any holder of Shares is not a Party;

(f)          by Parent or Seller, if Buyer has breached any representation, warranty or covenant contained herein and (1) such breach has not been cured within 30 days after Company’s notice to Buyer of such breach ( except that no such cure period will be available or applicable to any such breach which by its nature cannot be cured) and (2) if not cured at or before the Closing, such breach would result in the failure of any of the conditions set forth in Section 6.1 or Section 6.2(a) to be satisfied ( except that the right to terminate this Agreement under this Section 7.1(f) will not be available to Company if Company is at that time in material breach of this Agreement).

Any Party desiring to terminate this Agreement under Section 7.1(b) through (f) will give notice of such termination to the other Parties.

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Section 7.2          Effect of Termination. If this Agreement is terminated in accordance with Section 7.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Buyer or Seller or their respective officers, directors, stockholders or Affiliates, except that each Party shall remain liable for any breaches of this Agreement that occurred before its termination and that Section 5.4 (Confidentiality), Section 5.5 (Public Announcements), Section 5.9 (Expenses), Section 7.2 (Effect of Termination) and Article 9 (General Provisions) shall remain in full force and effect and survive any termination of this Agreement.

Section 7.3          Amendment. Buyer and Parent (on behalf of the Seller) may amend this Agreement at any time in accordance with an instrument in writing signed on behalf of each of Buyer, Seller and Parent.

Section 7.4          Extension; Waiver. Buyer and Parent may (a) extend the time for the performance of any of the obligations or other acts of the other Parties, (b) waive any inaccuracies in the representations and warranties made to such Party herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions for the benefit of such Party contained herein. At any time after the Effective Time, Parent (on behalf of Seller) and Buyer may (1) extend the time for the performance of any of the obligations or other acts of the other, (2) waive any inaccuracies in the representations and warranties made to Buyer (in the case of a waiver by Buyer) or made to Company (in the case of a waiver by Parent) herein or in any document delivered pursuant hereto and (3) waive compliance with any of the agreements or conditions for the benefit of Buyer (in the case of a waiver by Buyer) or made to Company and/or Company Subsidiary (in the case of a waiver by Parent). Any agreement on the part of a Party to any such extension or waiver will be valid only if set forth in an instrument in writing signed on behalf of such Party. Without limiting the generality or effect of the preceding sentence, no delay in exercising any right under this Agreement will constitute a waiver of such right, and no waiver of any breach or default will be deemed a waiver of any other breach or default of the same or any other provision in this Agreement.

ARTICLE 8

SURVIVAL, ESCROW FUND AND INDEMNIFICATION

Section 8.1           Survival.

(a)          Except as the survival period may be extended by Error! Reference source not found. or Section 8.4(h), (1) the representations and warranties related to Company in or under this Agreement, other than the Fundamental Representations, will survive in full force and effect for 18 months following the Closing Date, (2) the representations and warranties made with respect to Parent and/or Seller in or under this Agreement and the Fundamental Representations will survive in full force and effect until the third anniversary of the Closing Date, and (3) except as otherwise expressly provided in this Agreement, each covenant and agreement of Seller hereunder and claims for fraud and intentional misrepresentation will survive in full force and effect until 90 days after the expiration of the applicable statute of limitations.

(b)         If before the expiration of the applicable survival period described in Section 8.1(a), Buyer delivers a Claims Notice to Parent asserting a Liability Claim for failure of a representation or warranty to be true and correct, fraud or intentional misrepresentation or for a breach of a covenant made by Parent, Seller or related to Company in or under this Agreement, the end of such survival period shall not in any way limit Buyer from obtaining recovery hereunder, affect the validity of the Claim, or the amount of the Loss that may be ultimately determined to be required to be indemnified pursuant to the terms of this Agreement.

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(c)          The representations and warranties of Buyer contained in or made under this Agreement or in any certificate delivered under this Agreement will survive in full force and effect until the eighteen month anniversary of Closing. Except as otherwise expressly provided in this Agreement, each covenant of Buyer hereunder will survive until the fourth anniversary of the Closing or, if earlier, in accordance with its terms.

Section 8.2          Escrow Fund. From and after the Effective Time, for the period described in this Article 8, the Escrow Fund will be available to compensate Buyer (on behalf of itself or any other Buyer Indemnified Person) for Losses in accordance with this Article 8.

Section 8.3           Indemnification.

(a)          From and after the Effective Time, subject to this Article 8, the Parent and Seller will, jointly and severally, indemnify and hold harmless Buyer and its Affiliates, including Company and the Company Subsidiaries, and their respective officers, directors, agents, attorneys and employees, and each Person who Controls or may Control Buyer or Company (each of the foregoing, an “Buyer Indemnified Person”), from and against any and all Losses sustained by a Buyer Indemnified Person arising out of, related to or resulting from the following, whether or not the possibility of such Losses has been disclosed to the Seller in advance or whether or not such Losses could have been reasonably foreseen by the Seller:

(1)         any failure of any representation, warranty or certification related to Company in this Agreement or any certificate required to be delivered to Buyer in accordance with this Agreement to be true and correct on the date of this Agreement and on the Closing Date as if made on such date; provide, however, that when calculating the amount of the Loss, qualifications of any such representation, warranty or certification that is qualified by “material,” “in all material respects” or “Material Adverse Effect” or any similar term or limitation shall be ignored;

(2)         any breach of, failure to perform or comply with, or default on or after the Effective Time in connection with any of the covenants or agreements made by any Person other than Buyer in this Agreement or any certificate required to be delivered to Buyer in accordance with this Agreement;

(3)         Intentionally deleted.;

(4)         any Taxes attributable to any period or portion thereof ending on or before the Closing Date (the “Pre-Closing Tax Liabilities”);

(5)         any amount by which the Working Capital Target exceeds the Closing Date Working Capital;

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(6)         any amount of any Transaction Expenses Buyer is entitled to recover pursuant to Section 5.9;

(7)         any amount any Company Indebtedness Buyer is entitled to recover under Section 5.10;

(8)         fraud or intentional misrepresentation by Parent, Seller or Company, or any of their Affiliates or any Related Party of any of them in connection with this Agreement, the Related Agreement or the Transactions. ; or

(9)         Any Losses of Parent or Seller relating to the last sentence of Section 8.10.

(b)         Subject to this Article 8, from and after the Closing, Buyer will indemnify and hold harmless Parent, Seller and their Affiliates and their respective, officers, directors, agents, attorneys and employees, and each Person who Controls or may Control Parent or Seller (each a “Seller Indemnified Person” and collectively with the Buyer Indemnified Persons, “Indemnified Persons”) from and against any and all Losses sustained by a Seller Indemnified Person arising out of, related to or resulting from, whether or not the possibility of such Losses has been disclosed to Buyer in advance or whether or not such Losses could have been reasonably foreseen by the Buyer, any inaccuracy or breach of any representation or warranty made or given by Buyer in this Agreement under Article 3 by Buyer or in any certificate delivered under this Agreement.

Section 8.4           Limitations on Indemnification.

(a)         The Buyer Indemnified Persons may not recover Losses from Parent or the Seller in respect of any claim for indemnification under Section 8.3(a)(1) unless and until Losses have been incurred, paid or properly accrued in an aggregate amount greater than $50,000 (the “Indemnification Threshold”), except that the Buyer Indemnified Persons will be entitled to recover all, and the Indemnification Threshold will not apply to any, Losses with respect to any inaccuracy in any representation or breach of any Fundamental Representation. Once the Indemnification Threshold has been exceeded, the Indemnified Persons will be entitled to recover for all Losses in respect of any claim for indemnification under Section 8.3(a)(1) from dollar one and without regard to the Indemnification Threshold.

(b)         With respect to Losses claimed under Section 8.3(a)(1) as a result of inaccuracies in any representation or breach of warranty related to Company or under Section 8.3(a)(2), Section 8.3(a)(4), Section 8.3(a)(5), Section 8.3(a)(6).Section 8.3(a)(7), or Section 8.3(8) , a Buyer Indemnified Person may recover all of its Losses from all unresolved or unsatisfied Liability Claims, directly from Parent, Seller or from the Escrow Fund.

(c)          Intentionally deleted.

(d)         Except as otherwise required by Law, the Parties shall treat any indemnification payments made hereunder as an adjustment to the Consideration for accounting and Tax purposes.

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(e)          None of Parent, Seller or any of their Affiliates or Related Parties, will have any right of contribution, right of indemnity or other right or remedy against Buyer, Company, any Company Subsidiaries or any of their Affiliates or Related Parties in connection with any indemnification obligation or any other liability to which Parent or Seller may become subject under or in connection with this Agreement.

(f)          No Indemnified Person’s rights under this Article 8 will be adversely affected by any investigation conducted, or any knowledge acquired or capable of being acquired, by an Indemnified Person at any time, whether before or after the execution or delivery of this Agreement or the Closing, or by the waiver of any condition to Closing. No Indemnified Person shall be required to show reliance on any representation, warranty, certificate or other agreement in order for such Indemnified Person to be entitled to indemnification hereunder.

(g)         The right of any Indemnified Persons to pursue Action for any other remedies or relief under any Related Agreement against the counterparties thereto shall not be limited hereby.

(h)         Notwithstanding anything to the contrary contained in this Agreement, nothing in this Agreement will (1) prevent any Buyer Indemnified Person from bringing an Action for fraud or intentional misrepresentation against any Person, including Parent or Seller whose fraud or intentional misrepresentation has caused such Buyer Indemnified Person to incur Losses indemnifiable under this Agreement, or (2) limit the Losses recoverable by such Buyer Indemnified Person in such Action.

Section 8.5           Escrow Claim Period. The period during which claims for indemnification from the Escrow Fund may be initiated will commence at the Closing Date and terminate at 11:59 p.m. New York time on the date that is 18 months after the Closing Date (the “Claim Period Expiration Date”). Notwithstanding anything contained in this Agreement or the Escrow Agreement to the contrary, (a) on the Claim Period Expiration Date such portion of the Escrow Fund as may be necessary in the judgment of Buyer to satisfy any unresolved or unsatisfied Liability Claims specified in any Claims Notice delivered to the Escrow Agent and Parent before the Claim Period Expiration Date will remain in the Escrow Fund until such Liability Claims have been resolved or satisfied and (b) an arbitrator may continue the Escrow Fund under Section 9.9. If Parent disputes the amount that Buyer determined should remain in the Escrow Fund, Parent may make a claim to the arbitrator as an urgent matter to determine the maximum amount necessary to satisfy such unresolved or unsatisfied Liability Claims.

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Section 8.6           Claims for Indemnification. At any time that an Indemnified Person desires to claim Losses (a “Liability Claim”) that it believes is or may be indemnifiable under Section 8.3, such Indemnified Person will deliver a notice of such Liability Claim (a “Claims Notice”) to Parent and Buyer. With respect to a Liability Claim under Section 8.3(a) with respect to which Buyer seeks recovery from the Escrow Fund, at the same time Buyer delivers a Claims Notice to the Parent, Buyer will deliver a Claims Notice to the Escrow Agent. A Claims Notice will (a) be signed by an officer of Parent or Buyer, as applicable, (b) describe the Liability Claim in reasonable detail and (c) indicate the amount (estimated, if necessary and to the extent feasible) of the Loss that has been or may be paid, suffered, sustained or accrued by the Indemnified Persons. To the extent that the amount of a Loss is not determinable as of the date of delivery of a Claims Notice, Parent or Buyer, as applicable, may deliver a Claims Notice stating the maximum amount of Loss that Parent or Buyer in good faith estimates or anticipates that an Indemnified Person may pay or suffer, except that Parent’s or Buyer’s provision of an estimated or anticipated amount of Loss will not limit the Loss recoverable or recovered by an Indemnified Person. No delay in or failure to give a Claims Notice by Buyer to Parent (or in the case of a Liability Claim seeking recovery from the Escrow Fund, the Escrow Agent) under this Section 8.6 will adversely affect any of the other rights or remedies that an Indemnified Person has under this Agreement or alter or relieve an Indemnifying Person of their obligations to indemnify the Indemnified Persons under this Article 8, except and to the extent that such delay or failure has materially prejudiced the recipient of such Claim Notice; provided, however, that this sentence does not relieve Buyer of the obligation to make a Liability Claim for recovery under this Article 8 prior to the expiration of the applicable representations and warranty period described in Section 8.1).

Section 8.7           Objections to and Payment of Claims.

(a)         Any Person against whom a Liability Claim is asserted (an “Indemnifying Person”) may object to any Liability Claim set forth in such Claims Notice by delivering written notice to either Parent, if Buyer is objecting or Buyer, if Parent is objecting (with a copy to the Escrow Agent if a Claims Notice was delivered to the Escrow Agent) of the objecting Party’s objection (an “Objection Notice”). Such Objection Notice must describe the grounds for such objection in reasonable detail.

(b)          If an Objection Notice is not delivered by Parent or Buyer (with a copy to the Escrow Agent if a Claims Notice was delivered to the Escrow Agent) within 30 days after delivery or the related Claims Notice, such failure to so object will be an irrevocable acknowledgment by each Party that the Indemnified Persons are entitled to indemnification under Section 8.3 for the Losses set forth in such Claims Notice in accordance with this Article 8.

(c)          If the Claims Notice was delivered to the Escrow Agent and Parent or Buyer, as applicable, and no Objection Notice was delivered to the Escrow Agent within 30 days of the delivery of the Claims Notice, or an Objection Notice was delivered to the Escrow Agent within 30 days of the delivery of the Claims Notice, but such Objection Notice states that it was, or admits liability, only with respect to a portion of the Losses claimed in the Claims Notice, the Escrow Agent will deliver to Buyer as soon as practicable cash from the Escrow Fund having a value equal to (1) the amount of the Losses set forth in such Claims Notice, if no Objection Notice was delivered to the Escrow Agent, or (2) the amount of the portion of the Losses set forth in such Claims Notice to which no objection was made, if an Objection Notice was delivered to the Escrow Agent, except that, to the extent that the amount of the Losses set forth in the Claims Notice (or portion thereof) is an estimate, Buyer (on behalf of itself or any other Indemnified Person) will not be so entitled to receive, and the Escrow Agent will not deliver, funds in respect of such portions of such estimated Losses unless and until the amount of such estimated Losses is finally determined; and except that, with respect to Liability Claims recoverable from the Escrow Fund, if the entire amount then in the Escrow Fund is insufficient to cover such Losses, and recovery directly from the Seller or Parent is available hereunder, Seller and Parent shall within ten days of the determination of such Losses wire transfer to Buyer any such shortfall.

(d)          Intentionally deleted.

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(e)          Promptly following the Claim Period Expiration Date and periodically thereafter, the Escrow Agent shall distribute to the an amount equal to the Escrow Fund less (1) the aggregate amount of payments made out of the Escrow Fund to the Indemnified Persons prior to the Claim Period Expiration Date, and less (2) the aggregate amounts necessary in the judgment of Buyer to satisfy any then-unresolved or unsatisfied claims for Losses specified in any Claims Notice delivered to the Escrow Agent prior to the Claim Period Expiration Date under Section 8.6.

Section 8.8           Resolution of Objections to Claims.

(a)          If an Indemnified Person objects in writing to any Liability Claim made in any Claims Notice within 30 days after delivery of such Claims Notice, Parent and Buyer will attempt to agree upon the resolution of each such Claim. If Parent and Buyer should so agree, they will execute and deliver a memorandum setting forth such agreement. To the extent that a Liability Claim is recoverable from the Escrow Fund under Section 8.4, a copy of the memorandum setting forth the agreement will be delivered to the Escrow Agent. The Escrow Agent will be entitled to rely on any such memorandum and will distribute cash as soon as practicable from the Escrow Fund in accordance with the terms thereof. To the extent a Liability Claim is recoverable directly from Buyer, Seller and/or Parent under Section 8.4, the Parent, in case the Liability Claim was made by a Buyer Indemnified Party or Buyer in case the Liability Claim was made by a Seller Indemnified Party, will promptly and in no event later than ten days after the entrance by the Parent and the Buyer into such memorandum, wire transfer to Buyer immediately available funds equal to the amount of cash agreed to be delivered to Buyer in the memorandum.

(b)          If no such agreement can be reached before the 30th day after delivery of an Objection Notice, either Buyer or Parent (on behalf of the relevant Indemnified Person) may bring an Action against the other to resolve the dispute in accordance with Section 9.9. To the extent a Liability Claim is recoverable directly from Seller or Parent under Section 8.4, Parent will promptly and in no event later than ten days after Parent is notified of the final resolution of any dispute in accordance with this Section 8.8(b), wire transfer to Buyer immediately available funds the amount of Losses determined in accordance with this Section 8.8(b), except that if the final resolution provides for the payment of the Losses in another manner, Parent will make payment of the Losses according to the final resolution. If the amount of the Losses so determined is an estimate, then Parent will be required to make such payment within ten days of the date that the amount of the Losses is finally determined.

Section 8.9           Third-Party Claims. If Buyer receives written notice of a third-party claim that Buyer believes may result in a Liability Claim by or on behalf of an Indemnified Person, Buyer will notify Parent of such third-party claim and provide Parent the opportunity to participate at his own cost in, but not direct or conduct, any defense of such claim. Parent’s participation will be subject to Buyer’s right to control such defense. Buyer will have the right in its sole discretion to settle any such claim, but if the settlement is without the consent of Parent, the settlement will not be determinative of the amount of Losses relating to such matter. If Parent consents to any such settlement, which consent shall be deemed to have been given unless Parent shall have objected within 20 days after a written request for such consent by Buyer, neither Parent nor Seller will have any power or authority to object to the amount or validity of any Liability Claim by or on behalf of any Indemnified Person for indemnity with respect to such settlement. If a settlement is reached, except as set forth in Section 9.9(g), any costs and expenses of investigation or defense, including court costs and reasonable attorneys’ fees, incurred or suffered by the Indemnified Persons in connection with any third-party claim alleging matters that would constitute inaccuracy of a representation or a breach of warranty or any other matter specified in Section 8.3, whether or not it is ultimately determined that there was such a breach or inaccuracy, will constitute Losses subject to indemnification under Section 8.3. In all other cases, except as set forth in Section 9.9(g), such costs shall be allocated as either agreed by Buyer and Seller or as determined by the arbitrators(s).

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8.10 Allocation of Liability. After the Effective Time, the Company and the Company Subsidiaries that incurred any Liabilities described on Schedule 8.10 shall be liable for such Liabilities to the extent (i) accrued on the June 30, 2018 Balance Sheet such Liabilities which are accrued in accordance with GAAP on the Closing Balance Sheet that were incurred in the ordinary course of business consistent with past practice from June 30, 2018 and (iii) such Liabilities are required to be accrued in accordance with GAAP which are incurred in the ordinary course of business consistent with past practice from August 1, 2018 to the Closing Date. Parent and Seller shall be liable for any Liabilities that were (i) required to be accrued on the June 30, 2018 Balance Sheet or the Closing Balance Sheet, in each case, in accordance with GAAP but were not so accrued, (ii) Liabilities incurred outside the ordinary course of business consistent with past practice since June 30, 2018.

ARTICLE 9

GENERAL PROVISIONS

Section 9.1          Certain Defined Terms. As used in this Agreement, the following terms have the following meanings:

“Acquisition Transaction” has the meaning set forth in Section 5.11(a).

“Action” means any action, audit, charge, claim, complaint, demand, grievance, hearing, inquiry, investigation, litigation, proceeding, citation, summons, subpoena or suit, whether civil, criminal, administrative or judicial, whether formal or informal, whether public or private, commenced, brought, conducted or heard by or before, or otherwise involving, any Government Authority, and any mediation.

“Affiliate,” when used with reference to any Person, means another Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with such first Person.

“Agreement” has the meaning set forth in the Preamble.

“Anti-bribery Laws” has the meaning set forth in Section 2.17(b).

“Applicable Jurisdiction” means the United States and the States thereof, Canada and the provinces thereof and the United Kingdom.

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“Assets and Properties” with respect to any Person, shall mean all assets and properties of every kind, nature, character and description (whether real, personal or mixed, whether tangible or intangible, whether absolute, accrued, contingent, fixed or otherwise and wherever situated), including the goodwill related thereto, operated, owned, licensed or leased by such Person, including cash, cash equivalents, investment assets, accounts and notes receivable, chattel paper, documents, instruments, general intangibles, real estate, equipment, inventory, goods, and Intellectual Property.

“Basis” means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act or transaction that could form the basis for any specific consequence.

“Business” has the meaning set forth in Section 5.18(b).

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in the United States.

“Buyer” has the meaning set forth in the Preamble.

“Buyer-Humilis Assignment” has the meaning set forth in the Recitals.

“Buyer Potential Claim” has the meaning set forth in Section 5.17(b).

“Buyer Released Parties” has the meaning set forth in Section 5.17(b).

“Buyer Releasing Parties” has the meaning set forth in Section 5.17(b).

“Cash and Cash Equivalents” means unrestricted cash and cash equivalents, determined in accordance with GAAP of the Company and Company Subsidiaries.

“Charter Documents” has the meaning set forth in Section 2.1.

“Claim Period Expiration Date” has the meaning set forth in Section 8.5. “Claims Notice” has the meaning set forth in Section 8.6.

“Closing” has the meaning set forth in Section 1.2.

“Closing Balance Sheet” has the meaning set forth in Section 1.5(b). “Closing Date” has the meaning set forth in Section 1.2.

“Closing Date Working Capital” has the meaning set forth in Section 1.5(b).

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the Recitals.

“Company Authorizations” has the meaning set forth in Section 2.17(f).

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“Company Common Stock” means the common stock of Company, par value $0.01 per share.

“Company Guaranty” has the meaning set forth in the Recitals.

“Company Indebtedness” means the aggregate of the following: (a) any Liability or obligation of Company, any Company Subsidiary or any of their Related Parties (1) for borrowed money (including the current portion thereof) including intercompany indebtedness owed to Company Affiliates, Parent, Seller or any of their Related Parties, (2) under any reimbursement obligation relating to a letter of credit, bankers’ acceptance or note purchase facility, (3) evidenced by a bond, note, debenture or similar instrument (including a purchase money obligation) including any Repaid Debt, (4) with respect to leases required to be accounted for as capital leases under GAAP and (5) incurred, issued or assumed as the deferred purchase price of property, (b) any Liability of other Persons described in clause (a) that Company or any Company Subsidiary has guaranteed, that is recourse to Company or any Company Subsidiary or any of their assets or that is otherwise the legal Liability or direct or indirect Encumbrance upon the Company or any Company Subsidiaries including the Company Guaranty, (c) accounts payable of Company that were due and payable more than 60 days before the date of determination, (d) any and all accrued termination, balloon or similar payments, interest, success fees, prepayment premiums, make whole premiums or penalties and fees or expenses actually incurred (including attorneys’ fees) associated with the prepayment of any amounts of the nature described in clauses (a)(1), (2) or (3), (e) any Retention/Severance Payments, Tax gross-up or reimbursement, change-of-control payments, amounts payable under severance or retention Contracts, stay-bonus, similar change- of-control payments, or other amounts other than portions of Consideration payable to current and former Workers as a result of the Transactions or in respect of the receipt, vesting or sale of Company Common Stock held or subject to Company Options, and any payroll or other Taxes payable by Company in connection therewith, whether or not payable at the Closing, (f) any payments, consideration or Liability paid or incurred by Company in connection with obtaining any consent, waiver or approval of any Person under any Contract as is required in connection with this Agreement and the Transactions for any such Contract to remain in full force and effect following the Closing and any Liability to Company, Buyer or their respective Subsidiaries (whether matured or unmatured and whether or not yet due and payable) resulting from the giving of notices required by Section 5.6(a) or the termination or amendments required by Section 5.14 and the (g) GlassBridge Note. “Company Indebtedness” includes any and all amounts of the nature described in clauses (a)(1), (2), (3) or (4) owed by Company to any of Company’s Affiliates including Parent, Seller or any of their Related Parties.

“Company Intellectual Property” means any Intellectual Property owned by or licensed to Company, or otherwise used or held for use in connection with the operation of the business of Company, including Company-Owned Intellectual Property.

“Company-Owned Intellectual Property” means any Intellectual Property owned by Company or any Company Subsidiary, purported to be owned by Company or any Company Subsidiary, or created, conceived, reduced to practice, made, or developed by any of Operating Entities, any of their Related Parties or any director, officer, manager, employee or contractor of any Operating Entities, or any of their Related Parties.

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“Company Products” has the meaning set forth in Section 2.9(a).

“Company Registered Intellectual Property” has the meaning set forth in Section 2.10(a).\

“Company Source Code” has the meaning set forth in Section 2.10(k).

“Company Stock Plans” means any equity incentive plan of the Company.

“Compatible Platforms” has the meaning set forth in Section 2.9(b).

“Confidentiality Agreement” has the meaning set forth in Section 5.4.

“Connected Data” has the meaning set forth in the Recitals.

“Consideration” means (1) the Gross Proceeds minus (2) the amounts payable under the IOENGINE Pre-Pay Agreement minus (3) the Escrow Amount.

“Consent” means any consent, authorization, ratification, waiver or other approval.

“Contract or contract” means any written or legally binding oral contract, note, bond, mortgage, indenture, guaranty, agreement, license, lease, obligation, commitment, sales order (including delivery orders, purchase orders, and change orders), blanket purchase agreement or other instrument, arrangement or undertaking (whether express or implied), as well as any bids or proposals which if accepted would result in a binding contract, and all amendments, restatements, supplements, or other modifications thereto or waivers thereunder.

“Control” means, as to any Person, the possession of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise. The verb “Control” and the term “Controlled” have the correlative meanings.

“Copyright” has the meaning set forth in the definition of Intellectual Property.

“COTS Software” means generally available commercial off-the-shelf Software used solely in connection with Company’s internal operations, the source code of which has not been modified or customized by or for Company and is licensed to Company under a Contract that does not require any future payment(s), including any applicable maintenance and support fees, of more than $1,000 per user per year.

“Current Assets” means, without duplication, the Company’s (A) Cash and Cash Equivalents, (B) accounts receivable net of allowances for doubtful accounts, (C) inventory, net of accumulated reserves, and (D) prepaid expenses, in each case determined in accordance with GAAP using the same method and methodologies that were used in the preparation of Company’s audited financial statements as of and for the year ended December 31, 2017 and the Company’s unaudited financial statements for the period ending June 30, 2018.

“Current Liabilities” means, without duplication, but excluding in each case items that are included in Company Indebtedness, the Company’s (A) accounts payable and (B) accrued expenses, including any deferred rent, and (C) other current liabilities, in each case determined in accordance with GAAP using the same method and methodologies that were used in the preparation of Company’s financial statements as of and for the year ended December 31, 2017 and the Company’s unaudited financial statements for the period ending June 30, 2018.

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(a)          Additionally, Current Liabilities shall include the following, regardless of whether such item is required in accordance with GAAP to be accrued:

(1)         the amount of quarterly and annual bonuses expected to be paid to Workers for fiscal year 2018 and the quarter ending June 30, 2018, prorated annual bonuses, based on the number of days elapsed in fiscal year 2018 as of the Closing Date;

(2)         any sales commissions earned by Workers or third-party or related-party service providers for which Company is liable and which have not been paid;

(3)         the prorated portion of the monthly salary payable to all Workers, determined by multiplying the amount of such monthly salary by a fraction, the numerator of which is the day of the month of the Closing Date and the denominator of which is the number of calendar days in the month that includes the Closing Date;

(4)         any unpaid Taxes, including any payroll Taxes payable by Company, that have been or are expected to be incurred on or before the Closing Date or as a result of the Transactions on account of (w) any change in control provisions of any Contract of Company, including bonuses and severance, (x) any option exercise, any transaction described in Section 1.4 or (y) any other payments to any Worker or any securityholder of Company;

(5)         any amounts payable by Company under any Contract to reimburse or otherwise “gross up” any holder of Company Common Stock or Company Options for Taxes payable in respect of the receipt, vesting or sale of Company Common Stock held by such Person or subject to such Company Options; and

(6)         the amount of any declared but unpaid dividends on Company Common Stock.

“Customer” has the meaning set forth in Section 2.19.

“Customer Contract” has the meaning set forth in Section 2.20(b).

“Customer License Agreements” means any license related to a Company Product granted to a customer in Company’s standard form, a copy of which has been Made Available to the Buyer.

“Data Room” has the meaning set forth in Error! Reference source not found..

“Developing Products” has the meaning set forth in Section 2.9(a).

“Direct Subsidiaries” has the meaning set forth in the Recitals.

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“Disclosure Schedule” means the disclosure schedule dated as of the date of this Agreement and delivered by Parent and Seller to Buyer.

“Domain Names” has the meaning set forth in the definition of Intellectual Property.

“Drobo Note” has the meaning set forth in the Recitals.

“Effective Time” means 12:01 a.m./11:59 p.m. (Pacific Daylight time) on the Closing Date.

“EMC Action” means the Action (including all counterclaims and cross claims) relating to that certain complaint filed by Nexsan Technologies Incorporated against EMC Corporation in the United States District Court for the District of Massachusetts on or about May 6, 2016.

“Employee Benefit Plan” has the meaning set forth in Section 2.12(a).

“Employment Practices” has the meaning set forth in Section 2.13(a).

“Encumbrance” means any mortgage, pledge, hypothecation, right of a third party, adverse claim, security interest, option, restriction on transfer, title defect, title retention agreement, lien, charge, or other claim, restriction or limitation, including any restriction on the right to vote, sell or otherwise dispose of the subject property, but excluding (a) any restriction or limitation imposed by this Agreement and (b) non-exclusive licenses of Intellectual Property granted by Company in the ordinary course of business.

“Environmental Law” means any applicable Law as in effect on or prior to the date of this Agreement relating to pollution or the protection of the environment, natural resources, or to the extent relating to exposure to Hazardous Substances, human health or safety.

“ERISA” has the meaning set forth in Section 2.12(a).

“ERISA Affiliate” means any Person (whether or not incorporated) who, together with any other Person, is or has within the last six years been considered, a single employer under Section 414 of the Code or Section 4001(b) of ERISA.

“Escrow Account” means an escrow account to be established as of the Closing Date under the Escrow Agreement and into which Buyer shall deposit the Escrow Amount at the Closing.

“Escrow Agent” has the meaning set forth in Section 1.3(a).

“Escrow Agreement” has the meaning set forth in Section 1.3(a).

“Escrow Amount” has the meaning set forth in Section 1.3(a).

“Escrow Fund” has the meaning set forth in Section 1.3(a).

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“Existing Company Products” means solely the consumer products and services of Company existing immediately prior to the Closing, together with any updates, bug fixes or enhancements thereto.

“Export Approvals” has the meaning set forth in Section 2.17(d)(1).

“Financial Controls” has the meaning set forth in Section 2.5(d).

“Financial Statements” has the meaning set forth in Section 2.5(a).

“First Canadian Entity” has the meaning set forth in the Recitals.

“Fundamental Representations” means the representations and warranties made in Sections 2.1, 2.2, 2.3, 2.8, 2.10, 3.1, 3.2, 3.3 and 3.4.

“GAAP” has the meaning set forth in Section 2.5(a). “GlassBridge Note” has the meaning set forth in the Recitals.

“GlassBridge Pledge Agreement” has the meaning set forth in the Recitals.

“Government Authority” means any governmental, regulatory or administrative authority, agency, body, commission or other entity, whether international, multinational, national, regional, state, provincial or of a political subdivision; any court, judicial body, arbitration board or arbitrator; any tribunal of a self-regulatory organization; or any instrumentality of any of the foregoing.

“Grantor(s)” has the meaning set forth in Section 1.7.

“Gross Proceeds” shall mean $5,675,000.

“Hazardous Substances” means any and all pollutants, contaminants or wastes and any and all other materials or substances that are regulated, or that could result in the imposition of Liability, under any applicable Environmental Laws due to their hazardous or deleterious properties or characteristics, including petroleum, asbestos, and polychlorinated biphenyls.

“Humilis” has the meaning set forth in the Recitals.

“Humilis Option” has the meaning set forth in the Recitals.

“Indemnified Person” has the meaning set forth in Section 8.3(a).

“Indirect Subsidiaries” has the meaning set forth in the Recitals.

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“Intellectual Property” means the rights associated with or arising out of any of the following: (1) domestic and foreign patents and patent applications, industrial and utility models, industrial designs, petty patents, patents of importation, patents of addition together with all provisonals, reissuances, divisionals, continuations, continuations-in-part, revisions, renewals, extensions, and reexaminations thereof, any identified invention disclosures, and other indicia of invention ownership (“Patents”); (2) trade secret rights and corresponding rights in confidential information and other non-public information (whether or not patentable), including such rights in ideas, formulas, compositions, inventor’s notes, discoveries and improvements, knowhow, instructions, configurations, prototypes, samples, manufacturing and production processes and techniques, mask works, molds, circuit designs, integrated circuits, logic blocks, analog blocks, memory blocks, cells, product designs, layouts, diagrams, net lists, Verilog test results, test keys, other testing data and information, research and development information, unpublished inventions, invention disclosures, unpatented blueprints, drawings, specifications, designs, plans, proposals and technical data, trade secrets, confidential information, source code, business and marketing plans, market surveys, market know-how and customer lists and information and moral and economic rights of authors and inventors in any of the foregoing (“Trade Secrets”); (3) all copyrights, copyrightable works, rights in databases, data collections, “moral” rights, mask works, software, website content, industrial designs, industrial design registrations and applications therefor, copyright registrations and applications therefor and renewals or extensions thereof and other or corresponding rights in works of authorship and rights to compilations, collective works and derivative works of any of the foregoing (“Copyrights”); (4) all trademarks, service marks, logos, fictitious business names, commercial names, trade dress and trade names indicating the source of goods or services, certification marks, collective marks, and other indicia of commercial source or origin (whether registered, common law, statutory or otherwise) and other proprietary rights to any words, names, slogans, symbols, logos, devices or combinations thereof used to identify, distinguish and indicate the source of origin of goods or services, all registrations and applications to register the foregoing anywhere in the world, including renewals and equivalents and counterparts of the foregoing and all goodwill of the business associated therewith (“Trademarks”); (5) all Internet domain names, Internet electronic addresses, uniform resource locators, social media sites, and alphanumeric designations associated with any of the foregoing and all registrations and applications for registration for any of the foregoing (“Domain Names”); and (6) any similar, corresponding or equivalent rights to any of the foregoing anywhere in the world.

“Interim Balance Sheet” has the meaning set forth in Section 2.6(b).

“Interim Balance Sheet Date” has the meaning set forth in Section 2.6(a).

“IOENGINE” has the meaning set forth in the Recitals.

“IOENGINE Pre-Pay Agreement” has the meaning set forth in the Recitals.

“IP Worker” has the meaning set forth in Section 2.10(l).

“IRS” has the meaning set forth in Section 2.12(b).

“Key Employees” has the meaning set forth in Section 6.3(f).

“knowledge of Seller” means the knowledge of the directors (or similar office) and officers of Parent, Seller, Company and Company Subsidiaries and the knowledge that they would have if they had made reasonable and diligent inquiry of their employees, agents, consultants, attorneys, accountants, Related Parties, and other persons who would be expected to have knowledge about relevant matter. Notwithstanding the foregoing, except as otherwise provided in Section 2.10(i), “knowledge of Seller” shall mean for purposes of Section 2.10(i) only, the actual knowledge of Danny Zheng and management of the Company.

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“Law” means the law of any jurisdiction, whether international, multilateral, multinational, national, federal, state, provincial, local or common law, an Order or act, statute, ordinance, regulation, rule, collective bargaining agreement, extension order or code promulgated by a Government Authority.

“Liabilities” means any and all liabilities, indebtedness, claims, guaranties (including without limitation the Company Guaranty) commitments, deficiencies and obligations of any kind, whether accrued or fixed, absolute or contingent, matured or unmatured, determined or undeterminable, on- or off-balance sheet or required to be recorded on a balance sheet prepared in accordance with GAAP, including those arising under any Law, Action or Order and those arising under any Contract.

“Liability Claim” has the meaning set forth in Section 8.6.

“Losses” means any and all losses, liabilities, damages (whether or not foreseeable), Taxes, claims, suits, judgments, settlements, costs and expenses, including costs of investigation, settlement, and defense, legal and consulting fees and alternative dispute resolution and court costs, and any interest costs or penalties.

Documents or other information and materials shall be deemed to have been “Made Available” if and only if such documents and information and other materials were either posted to the Data Room at least 48 hours prior to the execution and delivery of this Agreement by the Parties or otherwise actually delivered in written or digital form to Buyer or its attorneys.

Any reference to an event, change, condition or effect being “material” with respect to any Person means any event, change, condition or effect that is material in relation to the condition (financial or otherwise), properties, assets, liabilities, business, operations or results of operations of such Person and its Subsidiaries, taken as a whole.

“Material Adverse Effect” with respect to any Person means any effect that either alone or in combination with any other effect is materially adverse in relation to the condition (financial or otherwise), assets, liabilities, business, operations, results of operations or prospects of such Person and its Subsidiaries, taken as a whole, or the ability of such Person to perform its obligations hereunder or to consummate the Transactions, except any adverse change, event, development, or effect to the extent arising from any of the following will not be deemed to constitute a Material Adverse Effect: (1) changes in national or international political or social conditions occurring after the date of this Agreement, including engagement by the government of any Applicable Jurisdiction in hostilities, whether or not under the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon any Applicable Jurisdiction, (2) changes in GAAP or (3) changes in Laws or Orders.

“Material Contract” has the meaning set forth in Section 2.20.

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“Nexsan Canada” has the meaning set forth in the Recitals.

“Nexsan Guaranty” means the Guaranty and Security Agreement dated as of January 23, 2017 by and among the Parent, Seller, Company, Connected Data and Nexsan Technologies Incorporated.

“Nexsan UK” has the meaning set forth in the Recitals.

“Nexsan US” has the meaning set forth in the Recitals.

“NTI A/R Settlement Agreement” has the meaning set forth in the Recitals.

“Objection Notice” has the meaning set forth in Section 8.7(a).

“Open License Terms” means terms in any license, distribution model or other agreement for a Work that require, as a condition of use, reproduction, modification and/or distribution of the Work (or any portion thereof), any of the following: (i) the making available of source code or any information regarding the Work, (ii) the granting of permission for creating modifications to or derivative works of the Work, (iii) the granting of a royalty-free license, whether express, implied, by virtue of estoppel or otherwise, to any Person under any Company-Owned Intellectual Property Rights, (iv) the imposition of restrictions on future Patent licensing terms, or other abridgement or restriction of the exercise or enforcement of any Company-Owned Intellectual Property through any means, (v) the obligation to include or otherwise communicate to other Persons any form of acknowledgement and/or copyright notice regarding the origin of the Work or (vi) the obligation to include disclaimer language, including warranty disclaimers and disclaimers of consequential damages, including the GNU General Public License, GNU Lesser General Public License, Mozilla Public License (MPL), BSD licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), the Sun Industry Standards License (SISL), the Apache License, and including all licenses that are defined as OSI (Open Source Initiative) licenses as listed on the site www.opensource.org.

“Open Source Materials” refers to any Software licensing or distribution terms (including the GNU General Public License (“GPL”), GNU Lesser General Public License (“LGPL”), GNU Affero General Public License (“AGPL”), Mozilla Public License (“MPL”), BSD licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (“SCSL”), the Sun Industry Standards License (“SISL”), the Apache License, and any license identified as an open source license by the Open Source Initiative (www.opensource.org)).

“Operating Entity” means Company, any Company Subsidiaries, Related Parties of any of the foregoing.

“Option Agreement” has the meaning set forth in the Recitals.

“Order” means any order, decision, ruling, charge, writ, judgment, injunction, decree, stipulation, determination, award, assessment or binding agreement issued, promulgated or entered by or with any Government Authority.

“Party” or “Parties” has the meaning set forth in the Preamble.

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“Parent” has the meaning set forth in the Preamble.

“Patents” has the meaning set forth in the definition of Intellectual Property.

“Paying Agent Agreement” means that certain Paying Agent Agreement of an even date herewith by and among Continental Stock Transfer & Trust Company, StorCentric and Seller.

“Permit” means any approval, authorization, consent, franchise, license, permit or certificate by any Government Authority.

“Person” means any natural person, general or limited partnership, corporation, limited liability company, joint venture, trust, firm, association, unincorporated organization, labor union or other legal person or Government Authority.

“Pre-Closing Return” has the meaning set forth in Section 5.12(e).

“Pre-Closing Tax Liabilities” has the meaning set forth in Section 8.3(a)(4).

“Public Software” means (i) any Software, libraries, or other code that is licensed under or is otherwise subject to Open License Terms and (ii) any Software, libraries, or other code that is in the public domain or is otherwise made available under free or open source licensing and distribution models that are less restrictive than Open License Terms, such as those obtained under the MIT, Boost Software License, and the Beerware Public Software licenses or any similar licenses.

“Receivables Litigation” means that certain Action entitled Richard T. Romano and Robert H. Mack v. Nexsan Technologies, Inc. et al., No. 2018-12832; 22nd Judicial District Court for the Parish of St. Tammany, Division "A".

“Registered Intellectual Property” means any Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any state, government or other public legal authority, including any of the following: (1) issued Patents and Patent applications; (2) Trademark registrations, renewals and applications; (3) Copyright registrations and applications; and (4) Domain Name registrations.

“Related Agreements” means the Buyer Humilis Assignment, the Escrow Agreement, the Seller-Humilis Agreement, Option Agreement, the IOENGINE Pre-Pay Agreement and the Paying Agent Agreement.

“Related Party” with respect to a Person means an officer, director, or stockholder of such Person or any immediate family member of any of them or any trust, partnership or company in which any of them has or has had an interest.

“Related Party Indebtedness” has the meaning set forth in Section 1.4(b).

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“Repaid Debt” means the amounts payable under (i) the IOENGINE Pre-Pay Agreement and (ii) the NTI A/R Settlement Agreement.

“Restricted Period” means five years from and after the Closing Date.

“Retention/Severance Payments” means the aggregate gross amount of any amount payable to any current or former Workers under any severance or retention agreement between Company and such current or former Worker whether or not payable at the Closing, and the aggregate amount of any Liability of Company for the employer’s share of any employment Taxes (including employment Taxes imposed under Section 3111 and 3301 of the Code) with respect thereto.

“Second Canadian Entity” has the meaning set forth in the Recitals.

“Seller” has the meaning set forth in the Preamble.

“Seller-Humilis Agreement” has the meaning set forth in the Recitals.

“Seller Note” has the meaning set forth in the Recitals.

“Seller Potential Claim” has the meaning set forth in Section 5.17(a).

“Seller Purchase Agreement” has the meaning set forth in the Recitals.

“Seller Released Parties” has the meaning set forth in Section 5.17(a).

“Seller Releasing Parties” has the meaning set forth in Section 5.17(a).

“Seller Security Agreement” has the meaning set forth in the Recitals.

“Share Option” has the meaning set forth in the Recitals.

“Software” means computer software, programs and databases in any form, including Internet web sites, web content and links, source code, object code, operating systems, databases, database management code, utilities, graphical user interfaces, menus, images, icons, forms, methods of processing, software engines, platforms, development tools, library functions, compilers, and data formats, all versions, updates, corrections, enhancements and modifications thereof, and all related documentation, developer notes, comments and annotations.

“Straddle Period” has the meaning set forth in Error! Reference source not found..

“Subsidiary” of any Person means any other Person (1) of which the first Person owns directly or indirectly 50% or more of the equity interest in the other Person or (2) of which (or in which) an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, more than 50% of the equity interests of which) is directly or indirectly owned or Controlled by the first Person, by such Person with one or more of its Subsidiaries or by one or more of such Person’s other Subsidiaries or (3) in which the first Person has the contractual or other power to designate a majority of the board of directors or other governing body.

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“Tax” (and, with correlative meanings, “Taxes” and “Taxable”) has the meaning set forth in Section 2.11(a).

“Tax Authority” has the meaning set forth in Section 2.11(a).

“Tax Return” has the meaning set forth in Section 2.11(a).

“Termination Date” has the meaning set forth in Section 7.1(b).

“Third-Party API” has the meaning set forth in Section 2.20(x).

“Trade Secrets” has the meaning set forth in the definition of Intellectual Property.

“Trademarks” has the meaning set forth in the definition of Intellectual Property.

“Transaction Expenses” has the meaning set forth in Section 5.9(a).

“Transactions” means the transactions to be effected under this Agreement and the Related Agreements.

“Transfer Taxes” has the meaning set forth in Section 1.6(b).

“WARN Act” has the meaning set forth in Section 2.13(j).

“Work” means any Company Source Code, the Company Products, the development of Company Products, Developing Products, any related Software thereof, and any related Company- Owned Intellectual Property.

“Worker” means any officer, director, employee (regular, temporary, part-time or otherwise), consultant, project worker, agent or individual independent contractor of Company or any Company Subsidiary.

“Working Capital” means the Current Assets minus the Current Liabilities (an example calculation of which, assuming the Closing occurred on June 30, 2018 and assuming the unaudited financial statements of Company as of June 30, 2018 delivered to Buyer before the date of this Agreement have been prepared in accordance with GAAP using the same method and methodologies that were used in the preparation of Company’s unaudited financial statements for the period ending December 31, 2017 and are accurate in all respects, is attached hereto as Schedule 1.5(a)).

“Working Capital Arbiter” has the meaning set forth in Section 1.5(c).

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“Working Capital Target” means $2,682,750.

Section 9.2           Terms Generally; Interpretation. Except to the extent that the context otherwise requires:

(a)          when a reference is made in this Agreement to an Article, Section, Subsection, Exhibit, Schedule, the Preamble or Background, such reference is to an Article, Section or Subsection of, an Exhibit or Schedule or the Preamble or Background to, this Agreement unless otherwise indicated;

(b)         the table of contents and headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;

(c)          the words “include,” “includes” or “including” (or similar terms) are deemed to be followed by the words “without limitation”;

(d)          the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;

(e)          any gender-specific reference in this Agreement include all genders;

(f)          the definitions contained in this Agreement are applicable to the other grammatical forms of such terms;

(g)         a reference to any legislation or to any provision of any legislation will include any modification, amendment or re-enactment thereof, any legislative provision substituted therefore, and all rules, regulations and statutory instruments issued or related to such legislation;

(h)         if any action is to be taken by any Party under this Agreement on a day that is not a Business Day, such action will be taken on the next Business Day following such day;

(i)          references to a Person are also to its permitted successors and assigns (whether under testamentary disposition, the Laws of descent and distribution or otherwise);

(j)          unless indicated otherwise, mathematical calculations contemplated hereby will be made to the maximum number of significant digits stored and used in calculations by Microsoft Excel, but payments will be rounded to the nearest whole cent, after aggregating all payments due to or owed by a Person;

(k)         “ordinary course of business” (or similar terms) will be deemed followed by “consistent with past practice”;

(l)          the Parties have participated jointly in the negotiation and drafting of this Agreement; if any ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties, and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement; no prior draft of this Agreement nor any course of performance or course of dealing will be used in the interpretation or construction of this Agreement;

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(m)         the contents of the Disclosure Schedule and the other Schedules form an integral part of this Agreement and any reference to “this Agreement” shall be deemed to include the Schedules;

(n)         no parol evidence will be introduced in the construction or interpretation of this Agreement unless the ambiguity or uncertainty in issue is plainly discernible from a reading of this Agreement without consideration of any extrinsic evidence;

(o)         although the same or similar subject matters may be addressed in different provisions of this Agreement, the Parties intend that, except as reasonably apparent on the face of the Agreement or as expressly provided in this Agreement, each such provision will be read separately, be given independent significance and not be construed as limiting any other provision of this Agreement (whether or not more general or more specific in scope, substance or content);

(p)         all references to currency and monetary values shall mean U.S. dollars unless otherwise specified; and

(q)         the doctrine of election of remedies will not apply in constructing or interpreting the remedies provisions of this Agreement or the equitable power of a court considering this Agreement or the Transactions.

Section 9.3           Notices. All notices, deliveries and other communications under this Agreement will be in writing and will be deemed given if delivered personally, emailed, faxed or delivered by globally recognized express delivery service to the Parties at the addresses, email addresses or facsimile numbers set forth below or to such other address, email address or facsimile number as the Party to whom notice is to be given may have furnished to the other Parties in writing in accordance herewith. Any such notice, delivery or communication will be deemed to have been delivered and received (a) in the case of personal delivery, on the date of such delivery, (b) in the case of facsimile, on the Business Day after the day that the Party giving notice receives electronic confirmation of sending from the sending facsimile machine, (c) in the case of a globally recognized express delivery service, on the Business Day that receipt by the addressee is confirmed under the service’s systems, and (d) in the case of email, on the date that receipt is acknowledged by a reply email from the recipient.

(a)	if to Buyer:

Drobo, Inc.

1289 Anvilwood Ave,

Sunnyvale, CA 94089

Attention: Mihir Shah

Facsimile: [●]

Email: mihir@drobo.com

with a copy (which will not constitute notice) to:

Kerry T. Smith, Esq.

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M&H, LLP

525 Middlefield Rd Suite 250

Menlo Park, CA 94025

United States of America

Attention: Kerry T. Smith, Esq.

Facsimile: 1-650-331-7001

Email: ksmith@mh-llp.com

(b)	if to the Parent or Seller:

GlassBridge Enterprises, Inc.

Attention: CEO

1099 Helmo Ave. N. Suite 250

Oakdale, Minnesota 55128

Email: dzheng@glassbridge.com

with a copy (which shall not constitute notice) to

Robert E. Michael, Esq.

Robert E. Michael & Associates PLLC

5911 Riverdale Avenue

New York, NY 10471

Email: bmichael@glassbridge.com

Section 9.4           Severability. If any term or provision of this Agreement or the application of any such term or provision to any Person or circumstance is held by final judgment of a court of competent jurisdiction or arbiter to be invalid, illegal or unenforceable in any situation in any jurisdiction, all other conditions and provisions of this Agreement will nevertheless remain in full force and effect. If the final judgment of such court or arbitrator declares that any term or provision of this Agreement is invalid, void or unenforceable, Buyer and Parent (on behalf of the Seller) agree to, as applicable, (a) reduce the scope, duration, area or applicability of the term or provision, (b) delete specific words or phrases, or (c) replace any invalid, illegal or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the original intention of the invalid, illegal or unenforceable term or provision.

Section 9.5            Entire Agreement. This Agreement, the Confidentiality Agreement, the Related Agreements and the documents, instruments and other agreements specifically referred to herein or therein or delivered pursuant hereto or thereto, including all exhibits and schedules hereto and thereto, constitute the entire agreement of the Parties with respect to the subject matter of this Agreement and supersede all prior agreements, term sheets, letters of interest, correspondence (including e-mail) and undertakings, both written and oral, between Company or Seller, on the one hand, and Buyer, on the other hand, with respect to the subject matter of this Agreement, except for the Confidentiality Agreement, which will continue in full force and effect, and will survive any termination of this Agreement, in accordance with its terms.

Section 9.6            Assignment. Neither this Agreement nor any right, interest or obligation under this Agreement may be assigned or delegated by any Party to this Agreement by operation of law or otherwise without the prior written consent of the other Parties, and any attempt to do so will be void, except that Buyer may grant a security interest in, and collaterally assign, its rights herein to any lender of Buyer.

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Section 9.7           No Third-Party Beneficiaries. Except as provided in Article 8, this Agreement is for the sole benefit of the Parties and their permitted assigns and nothing herein, express or implied, is intended to or will confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 9.8           Governing Law. This Agreement will be governed by, and construed in accordance with, the Laws of the State of Delaware, without application of any law or principle the application of which would cause the law of any other jurisdiction to govern.

Section 9.9           Dispute Resolution and Venue. From and after the Closing, any dispute, claim or controversy arising out of or relating to this Agreement or the Related Agreement or the breach, termination, enforcement, interpretation or validity of this Agreement or the Related Agreements, including any request for specific performance, claim based on Contract, tort, statute, constitution, or under Section 5.16, or the determination of the scope or applicability of this Agreement to arbitrate, will be determined by arbitration in San Jose California before one arbitrator, except (1) with respect to any claim arising out of or based upon fraud, intentional misrepresentation or intentional breach of covenant, for which a party may pursue all available remedies in any court of competent jurisdiction or by arbitration as provided for in this Section 9.9 and (2) as provided in Section 1.5(c) or Section 8.8(a). The arbitration will be conducted in accordance with the JAMS Comprehensive Arbitration Rules and Procedures, as modified in this Section 9.9. The arbitration shall be administered by JAMS in accordance with those rules.

(a)          The arbitration shall be conducted before a sole arbitrator if the amount in controversy is less than $3,000,000 million; otherwise it shall be conducted before a tribunal of three arbitrators. Where three arbitrators are required, each party shall be entitled to nominate one arbitrator, and the two party-nominated arbitrators shall nominate the president of the tribunal.

(b)          The sole arbitrator or the tribunal will have the power to order hearings and meetings to be held in such place or places as he or she deems in the interests of reducing the total cost to the parties of the arbitration. The arbitration proceedings will be conducted in English.

(c)          The sole arbitrator or the tribunal will have the power to order any remedy, including monetary damages, specific performance and all other forms of legal and equitable relief, except that the arbitrator will not have the power to order punitive damages. The sole arbitrator or tribunal may hear and rule on dispositive motions as part of the arbitration proceeding (e.g., motions for summary disposition).

(d)          Each party to the arbitration will be entitled to the timely production by the other parties to the arbitration of relevant, material and non-privileged documents or copies thereof. If the parties are unable to agree on the scope and/or timing of such document production, the sole arbitrator or the tribunal will have the power, upon application of any party to the arbitration, to make all appropriate orders for the production of documents by any party to the arbitration or to authorize a party to the arbitration to seek the discovery of documents from Persons that are not parties to the arbitration.

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(e)          Before the sole arbitrator or the tribunal establishes the facts of the case, each party to the arbitration will be entitled to conduct depositions to provide obtain non-privileged testimony that is relevant and material to the controversies, claims or disputes at issue. If the parties to the arbitration are unable to agree on the propriety, scope, number or timing of the deposition or depositions, the sole arbitrator or the tribunal, upon the application of any party to the arbitration, may make all appropriate orders in connection with the proposed deposition or depositions.

(f)          The arbitrator or the tribunal may appoint expert witnesses only with the consent of all of the parties to the arbitration.

(g)         The arbitrator’s or the tribunal’s fees and the administrative expenses of the arbitration will be paid equally by the parties thereto. Each party to the arbitration will pay its own costs and expenses (including attorney’s fees) in connection with the arbitration.

(h)         The award rendered by the arbitrator or the tribunal will be executory, final and binding on the parties to the arbitration. The award rendered by the arbitrator or the tribunal may be entered into any court having jurisdiction, or application may be made to such court for judicial acceptance recognition of the award and an order of enforcement, as the case may be. Such court proceeding will disclose only the minimum amount of information concerning the arbitration as is required to obtain such acceptance or order.

(i)          Except as required by Law, no Party may disclose the existence, contents or results of an arbitration brought in accordance with this Agreement, or the documents presented, and evidence produced by its opposing Parties, or any analyses or summaries derived from such evidence. To the extent permitted by Law, the arbitration shall be considered and treated by the Parties as a confidential proceeding.

(j)          Each Party hereby agrees that this Agreement does not preclude any Party from (1) seeking provisional remedies in aid of arbitration, including specific performance or other equitable remedies, from any court of competent jurisdiction or (2) seeking judicial remedies for any matter not required to be resolved by arbitration hereunder in (x) the trial courts of superior jurisdiction located in the Wilmington, Delaware or (y) the United States District Court for the District of Delaware. Each of the Parties will submit itself and its property to the personal jurisdiction of the courts described in the first sentence of this subparagraph, will not attempt to deny or defeat such personal jurisdiction by motion or other application, will not bring any Action relating to this Agreement or any of the Transactions in any other court and will not assert as a defense that such Action may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or the Related Agreements may not be enforced in or by such courts.

(k)          Delivery of process or other papers in the manner provided in Section 9.3 in connection with any Action under this Agreement or in such other manner as may be permitted by Law will be valid and sufficient service thereof, and each Party irrevocably waives any defenses it may have to service in such manner.

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Section 9.10         Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered by facsimile or electronic mail of a document in Adobe Portable Document Format or other electronic file based on common standards, including any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g. www.docusign.com, and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

Section 9.11        Parent Guaranty. Parent agrees to take all action necessary to cause the Seller, Company and Company Subsidiaries, as applicable, to perform all of its respective agreements, covenants and obligations under this Agreement on a timely basis. Parent guarantees to the Buyer the full and complete performance by each of Seller, Company and Company Subsidiaries, as applicable, of its respective obligations under this Agreement and shall be liable for any material breach of any representation, warranty, covenant or obligation of Seller, Company and Company Subsidiaries, as applicable and in accordance with the terms of and under this Agreement.

[Signature page follows]

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Parent, Seller and Buyer have each caused this Agreement to be executed by its officers thereunto duly authorized, in each case as of the date first written above.

NXSN ACQUISITION CORP.

/s/ Trevor Colhoun
Name: Trevor Colhoun, Chairman

GLASSBRIDGE ENTERPRISES, INC.

/s/ Danny Zhang
Name: Danny Zhang, Interim CEO

STORCENTRIC, INC.

/s/ Mihir Shah
Mihir Shah, CEO

Exhibit A

Closing Deliveries

Seller shall deliver or cause to be delivered to Buyer the following items:

1.	A stock certificate representing all the Shares accompanied by an executed assignment separate from the certificate in form and substance satisfactory to Buyer.

2.	Stock certificates representing all the outstanding capital stock of each Company Subsidiary.

3.	IOENGINE Pre-Pay Agreement fully executed;

4.	Intentionally deleted.;

5.	Intentionally deleted.

6.	a long-form good standing certificate for Company issued by the relevant Government Authority within five days of the Closing Date;

7.	confirmation of the good standing of Company as of the Closing Date;

8.	from Seller an affidavit of non-foreign status that complies with Section 1445 of the Code;

9.	a FIRPTA Notification Letter as described in Section 5.12(a) of the Agreement;

10.	Intentionally deleted;

11.	a true, correct and complete copy of resolutions adopted by Company’s board of directors authorizing the Transactions and, if requested by Buyer in writing, any action with respect to any Company Employee Plans;

12.	a notice to the IRS, in accordance with the requirements of Treasury Regulation Section 1.897-2(h)(2), dated as of the Closing Date, executed by Company, together with written authorization for Company to deliver such notice form to the IRS after the Effective Time;

13.	evidence satisfactory to Buyer that the conditions set forth in Section 6.3(e)have been satisfied;

14.	share certificates representing all of the Shares, free and clear of all Encumbrances, in each case accompanied by duly executed share transfer instruments required to validly transfer title in and to the Shares from Seller to Buyer (or to Buyer’s designee or designees, if so elected by Buyer), in form and substance reasonably satisfactory to Buyer;

A-1

15.	the Drobo Note (including related allonge).

16.	executed payoff letters with respect to the Repaid Debt

17.	executed copy of the NTI A/R Settlement Agreement.

18.	Executed copy of the Thousand Oaks lease termination agreement.

19.	Executed copy of the Separation Agreement and Release by and among Buyer, Company and Danny Zheng.

20.	Executed resignation of Joseph De Perio.

21.	evidence that all Encumbrances under the Seller Security Agreement and related to the Seller Note relating to the Shares and the equity and assets of the Company and the Company Subsidiaries have been released.

22.	a counterpart of each Related Agreement (other than this Agreement), duly executed by the non-Buyer party thereto, as applicable;

23.	evidence reasonably satisfactory to Buyer of revocation of all powers of attorney granted by Company, which are set forth on Section 2.20(u) of the Disclosure Schedule, if any; and

24.	provided Buyer has provided replacement authorized persons for such bank accounts, evidence reasonably satisfactory to Buyer of revocation of all existing bank account authorizations granted by Company, which are set forth on Section 2.15 of the Disclosure Schedule.

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